Exhibit 2.1

Dated                                         19 February 2013

THE SELLERS

THE MINORITY SELLERS

SGS NETHERLANDS INVESTMENT CORPORATION B.V.

AGREEMENT

for the sale and purchase of shares
in the share capital of
LBM Holdings Limited

1

Contents

		Page

	Clause

1	Definitions	1
2	Interpretation	6
3	Sale and purchase of the Shares	8
4	Purchase Price	8
5	Pre-Completion Undertaking	9
6	Locked box	10
7	Completion	10
8	Warranties	11
9	Limitations on the Warrantors’ liability	12
10	Buyer’s Warranties	12
11	Post-Completion matters	12
12	Confidentiality	15
13	Payments	15
14	General	16
15	Agent for service	20
16	Choice of law and submission to jurisdiction	20

	Schedule

1	The Group	22
	Part 1- The Company	22
	Part 2- Subsidiaries and subsidiary undertakings of the Company	23
2	Sellers and Minority Sellers	25
	Part 1- The Sellers	25
	Part 2- The Minority Sellers	26
3	Completion matters	27
4	Warranties	30
5	Limitations on the Warrantors’ liability	50
6	Buyer’s Warranties	56
7	Data Room Index	57
8	The Properties	58
9	Tax	62
	Part 1- General	62
	Part 2- Taxation Covenant	73
	Part 3- Taxation Warranties	75
10	Loan Note Amounts	80
11	Part 1- General Escrow Provisions	81
	Part 2- Escrow Arrangements in Respect of the Deposit	81
	Part 3- Other Escrow Arrangements	82
12	Pre-Completion covenants	84
13	Permitted Payments	86

	Appendix

1	Locked Box Balance Sheet

i

Agreed form documents

Power of attorney to vote shares

Power of attorney to execute Agreement and Transaction Documents

Locked Box Balance Sheet

Deed of termination of investment agreement

Letters of resignation of directors

Escrow Agreement

Put Option Sale Agreement

Debt Capitalisation Documents

Marketing Authority Realisation Letter

ISIS Press Release

i

This Agreement is made on	19 February 2013

Between

(1)                                 The persons whose names are stated in part 1 of schedule 2 (together the Sellers);

(2)                                 The persons whose names are stated in part 2 of schedule 2 (together the Minority Sellers); and

(3)                                 SGS Netherlands Investment Corporation B.V., a company incorporated under the laws of the Netherlands (No. 34359051) whose registered office is at Kabelweg 43, 1014 BA Amsterdam, Netherlands (Buyer).

It is agreed

1                                         Definitions

1.1                               In this Agreement, unless the context otherwise requires:

Accounts means the draft audited accounts of each Group Company together with group accounts for the Company and its subsidiaries, in each case for the financial year ended on the Accounts Date, including the notes to those accounts and the associated directors’ and auditors’ reports and statements, in each case as attached to the Disclosure Letter

Accounts Date means 31 May 2012

Auditors means the auditors of each Group Company, namely KPMG LLP

Authority means any local, national, multinational, governmental or non-governmental authority, statutory undertaking, agency or public or regulatory body (whether present or future) which has jurisdiction over the Business or any decision, consent or licence which is required to carry out the Business and Authorities shall be construed accordingly

Bank Debt means the principal amount outstanding under the amended and restated mezzanine loan agreement entered into by, amongst others, the Company and Lloyds TSB plc, dated 26 February 2010, together with all interest payable or accrued on such principal amount up until the Completion Date and any break fees or other penalties payable on early termination of such indebtedness calculated as at the Completion Date

Benefits means pensions, gratuities, lump sums, allowances or other similar benefits on or in connection with retirement, death, termination of employment (whether voluntary or not), in periods of disablement or ill-health (during or after employment), on the attainment of a particular age or a particular number of years’ service or in connection with any change in the nature of service of an employee

Business means the business of providing outsourced outbound contact centre services, focused on the acquisition, upsell/cross-sell and retention of customers for clients, carried on by the Group as at, and before, Completion and includes any part of it

Business Day means any day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays)

Buyer’s Accountants means Ernst & Young LLP or any other firm of accountants that the Buyer appoints as its accountants for the purposes of this Agreement

Buyer’s Group means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, in each case for the time being and member of the Buyer’s Group shall be construed accordingly

Buyer’s Solicitors means Weil, Gotshal & Manges of 110 Fetter Lane, London EC4A 1AY

Buyer’s Solicitors Account means the account of the Buyer’s Solicitors with Coutts & Co. having sort code 18-00-02 and account number 07129874

Buyer’s Warranties means the warranties given by the Buyer set out in schedule 6

CA 2006 means the Companies Act 2006

Claim means a General Warranty Claim, a Tax Warranty Claim or a Tax Covenant Claim

Company means LBM Holdings Limited, further details of which are set out in part 1 of schedule 1

Completion means completion of the sale and purchase of the Shares in accordance with this Agreement

Completion Date means 25 February or such other date as the parties to this Agreement may agree

Confidential Information means information, of whatever nature and in whatever form: relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents; disclosed by a party to another party and concerning the business and affairs of the other party (or the Group or the Buyer’s Group as applicable); and any information relating to a party’s operations, plans, processes, products, information, designs, customers and trade secrets

Data Room Documents means the documents made available to the Buyer from 13 July 2013 to 18 February 2013 in the online dataroom hosted by Merrill Corporation and labelled “Project Dolphin” in connection with its investigations into the Group a copy of which will be delivered to the Buyer on CD Rom and which are listed in the Data Room Index

Data Room Index means the index to the Data Room Documents set out in schedule 7

Debt Capitalisation means the release of the liability of the Company to repay certain Loan Notes and interest accrued thereon in consideration of the issue of the LIBOR Ordinary Shares by the Company under the Debt Capitalisation Deeds

Debt Capitalisation Deeds means the deeds in the agreed form to be entered into on the Completion Date between the Company (1) and certain holders of Loan Notes (2) under which the Company is released from its obligation to repay certain Loan Notes and interest specified therein in consideration for the issue of the LIBOR Ordinary Shares

Debt Capitalisation Documents means the Debt Capitalisation Deeds and all ancillary documents including members resolutions and board minutes in the agreed form to effect the Debt Capitalisation

Deposit means the amount of £5,800,000

Disclosed Schemes means the Group’s stakeholder pension scheme and salary sacrifice pension scheme, details of which are provided in the Data Room Documents

Disclosure Letter means the letter dated the same date as this Agreement from the Warrantors to the Buyer in relation to the Warranties

Dividends means the LBMDH Dividend and the LBMH Dividend

Escrow Agent means The Law Debenture Trust Corporation plc

Escrow Agreement means the agreement in the agreed form to be entered into on Completion between the Warrantors, the Company, the Buyer and the Escrow Agent setting out terms relating to the operation of the Retention Account and the holding and distribution of the Retention Sum

Expenses means reasonably and properly incurred third party costs and expenses

FSA means the Financial Services Authority

FSMA means the Financial Services and Markets Act 2000 (as amended)

Fundamental Warranty means any of those warranties set out in clause 9.1

General Warranties means the warranties set out in schedule 4 (Warranties)

General Warranty Claim means a claim by the Buyer against the Warrantors for a breach of the General Warranties

Group means the Company and each of its subsidiaries and Group Company and member of the Group shall be construed accordingly

Guarantee means any guarantee, indemnity, suretyship, letter of comfort, security, right of set-off or other obligation given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person

Isis Parties means together FIS Nominee Limited, ISIS Equity Partners III GmbH and Co. Beteiligungs KG and ISIS Equity Partners III LP, each an Isis Party

Isis Press Release means the press release from Isis Equity Partners in connection with the disposal of LBM Marketing in the agreed form

Key Employee means any employee of a Group Company earning a total remuneration package (including any bonuses or monthly allowances) in excess of £45,000 per annum

LBMDM Dividend has the meaning given in paragraph 2.1(e) of Schedule 3

LBMH Dividend has the meaning given in paragraph 2.1 (f) of Schedule 3

Leakage means:

(a)                                 any management charge, monitoring or other fee or compensation that has been paid, agreed to be paid or incurred by any Group Company to, or for the benefit of, any Seller or their connected persons;

(b)                                 any dividend or distribution of profits or capital (including any distribution within the meaning of section 1000 of the Corporation Tax Act 2010) declared, paid or made (whether actual or deemed) by any Group Company to, or at the direction of, or for the benefit of, any Seller or their connected persons;

(c)                                  any payments made or agreed to be made by any Group Company to, or at the direction of, or for the benefit of, any Seller or their connected persons in respect of any loan or share capital or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

(d)                                 the waiver, release or discount or agreement to waive, release or discount by any Group Company of any amount or obligation owed to it by any Seller or their connected persons;

(e)                                  any agreement or arrangement made or entered into by any Group Company to do or give effect to any matter referred to in (a) to (d) above; or

(f)                                   any Tax liability of any Group Company arising as a result of the matters set out in (a) to (e) above (other than to the extent they are a Permitted Payment) which for the purposes of this Agreement shall be deemed to be received by the Sellers or their connected persons.

but excluding any of the above to the extent they are a Permitted Payment

LIBOR Ordinary Shares means the LIBOR ordinary shares of £0.00001 each in the share capital of the Company created pursuant to the Debt Capitalisation

Loan Notes means the Fixed Rate Secured A Loan Stock 2010, Fixed Rate Secured B Loan Stock 2012, Fixed Rate Unsecured C Loan Stock 2012, Fixed Rate Unsecured D Loan Stock 2012, Variable Rate Unsecured Guaranteed E Loan Stock 2006, Unsecured F Loan Stock 2006, Fixed Rate Unsecured G Loan Stock 2012, Fixed Rate Unsecured H Loan Stock 2006, Unsecured I Loan Stock 2006 and Fixed Rate Unsecured J Loan Stock 2006 issued by the Company, held by certain of the parties in the amounts set out in schedule 10 of this Agreement

Locked Box Accounts means the consolidated balance sheet of the Group prepared as at the Locked Box Date in the agreed form as set out in appendix 1

Locked Box Claim means a claim by the Buyer pursuant to clause 6 (Locked box)

Locked Box Date means 31 October 2012

Management Accounts means the unaudited accounts of each Group Company together with group accounts for the Group, in each case for each month from the Accounts Date to and including 31 December 2012, which are included in the Data Room Documents

Marketing Authority Realisation Letter means the letter from Isis EP LLP and the Company providing details of information to be made public in connection with the sale of the Shares in the agreed form

Minority Settlement Agreement means the agreement dated the same date as the date of this Agreement between LBM Holdings (1) the ISIS Parties (2) the Warrantors (3) and the Minority Sellers and others (4)

Permitted Information means:

(a)                                 the fact that there has been a change of control in the Company;

(b)                                 the amount invested by the Isis Parties in the Group;

(c)                                  the internal rate of return and money multiple achieved by the Isis Parties on their investments in the Group; and

(d)                                 the multiple of forecast EBITDA of the Group which the enterprise value achieved implies

Permitted Payment means those payments set out in schedule 13

Planning Acts means the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004; the Planning Act 2008; The Planning Act (Northern Ireland) 2011; The Planning (Compensation, etc.) Act (Northern Ireland) 2001 and any other legislation from time to time regulating the use or development of land in England and Northern Ireland

Pre-Completion Dividend Documents means the board minutes and resolutions in the agreed form in respect of the Dividends

Premium means the contribution to the insurance premium in the amount of £160,000 to be paid by the Buyer to  Willis in respect of the insurance policy against liability to Tax to be taken out by the Buyer at Completion

Properties means the leasehold properties details of which are set out in schedule 8 and Property means any of them and, in each case, includes each and every part of, and any building on, each relevant Property

Purchase Price has the meaning given in clause 4 (Purchase Price)

Put Option Sale Agreement means the agreement in the agreed form to be entered into on the Completion Date under which the Warrantors agree to sell their B ordinary shares in the share capital of LBM Holdings (UK) Limited to the Company

Regulations means any law, legislation, instrument, rule, order, regulation, code, standard, directive, bye-law or decision of any Authority which concerns or may affect the Business in any jurisdiction

Relief has the meaning given in part 1 of schedule 9 (Tax)

Retention Account means following account with the Escrow Agent: HSBC Bank plc, 60 Queen Victoria Street, London EC4N 4TR, Account Name: LDTC plc, Ref SGS/LBM Escrow Account, Sort Code: 40-05-30 Account No. 04272358

Retention Period means the period commencing on the Completion Date and ending on the date which is four calendar months from the Completion Date

Retention Sum means the sum of £2,000,000 to be paid by the Warrantors into the Retention Account at Completion in accordance with the Put Option Sale Agreement

Security Interest means any claim, mortgage, lien, pledge, charge, encumbrance, hypothecation, trust, right of pre-emption or any other restriction or third party right or interest (legal or equitable) or any other security interest of any kind however created or arising (or any agreement or arrangement to create any of them)

Sellers’ Accountants means KPMG LLP or any other firm of accountants that the Sellers appoint as the Sellers’ accountants for the purposes of this Agreement

Sellers’ Solicitors means Addleshaw Goddard of 100 Barbirolli Square, Manchester M2 3AB, England

Sellers’ Solicitors Account means the account the details of which are set out in clause 13.1

Shares means the shares in the share capital of the Company details of which are set out in column (3) of part 1 and column (3) part 2 of Schedule 2 and the LIBOR Ordinary Shares

Surviving Provisions means clauses 1 (Definitions), 2 (Interpretation), 12 (Confidentiality), 14 (General), 15 (Agent for service) and 16 (Choice of law and submission to jurisdiction)

Tax and Taxation have the meanings given in part 1 of schedule 9 (Tax)

Tax Covenant means the tax covenant set out in part 2 of schedule 9 (Tax)

Tax Covenant Claim means any claim by the Buyer pursuant to the Tax Covenant

Tax Warranties means the warranties set out in part 3 of schedule 9 (Tax)

Tax Warranty Claim means any claim by the Buyer pursuant to the Tax Warranties

Third Party Claim means any General Warranty Claim which arises as a result of, or in connection with, any claim brought against any Group Company by any person, or any alleged liability of any Group Company to any person

Transaction means the sale of the Shares on the terms of this Agreement

Transaction Documents means this Agreement, the Disclosure Letter, the Escrow Agreement, the Put Option Sale Agreement, the Debt Capitalisation Documents and each of the documents referred to in this Agreement as being in the agreed form and any document from time to time entered into pursuant to or in connection with this Agreement

Warranties means the Tax Warranties and the General Warranties

Warrantors means Anthony Bailey, Christopher Metcalfe, Mark Bates, Nicola Beamish and David Walters

1.2                               In addition to the terms defined in clause 1.1, certain other terms are defined elsewhere in this Agreement and those definitions also apply elsewhere in this Agreement unless the context otherwise requires.

2                                        Interpretation

2.1                               In this Agreement, unless the context otherwise requires:

(a)                                 references to clauses, schedules and appendices are to clauses of, and schedules and appendices to, this Agreement respectively and references in a schedule or part of a schedule to paragraphs are to paragraphs of that schedule or that part of that schedule respectively;

(b)                                 references to this Agreement or any other document are to this Agreement or that document as amended from time to time;

(c)                                  words importing any gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals, bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident) and vice versa;

(d)                                 in the agreed form means, in relation to any document, that document in the form agreed and, for the purposes of identification, signed or initialled by or on behalf of the parties with such alterations as the parties agree in writing before Completion;

(e)                                  words and phrases which are generally defined for the purposes of the CA 2006 bear the meanings attributed to them by that Act as defined in the CA 2006;

(f)                                   where the context so admits, references to the CA 2006 or any provision of that Act include a reference to any statutory provision for which it is a re-enactment or replacement (with or without modification) in so far as it relates to a period of time when such earlier statutory provision was in force;

(g)                                  a person is deemed to be associated with another person or an associated person of that other person if the person is an associate of the other person within the meaning of section 435 of the Insolvency Act 1986;

(h)                                 a person will be deemed to be connected with another if that person is connected with another within the meaning of sections 1122 and 1123 of the Corporation Tax Act 2010;

(i)                                     references to any English legal term are, for any jurisdiction other than England and Wales, deemed to include a reference to the term which most nearly approximates to the English legal term in that jurisdiction;

(j)                                    a reference to a statute or statutory provision includes a reference to any subordinate legislation (as defined by section 21(1) of the Interpretation Act 1978) made under that statute or provision (whether before or after the date of this Agreement); and

(k)                                 a reference to a statute, statutory provision or subordinate legislation includes a reference to:

(i)                                    any statute, statutory provision or subordinate legislation which it has consolidated, superseded, re-enacted or replaced (whether with or without modification); and

(ii)                                that statute, provision or subordinate legislation as for the time being modified or consolidated, superseded, re-enacted or replaced (whether with or without modification) after the date of this Agreement), save to the extent that such consolidations, re-enactments, replacements or modifications taking effect after the date of this Agreement would impose any greater obligations or liabilities on any of the Sellers or the Warrantors.

2.2                               The headings and contents table in this Agreement are for convenience only and do not affect its interpretation.  The schedules form part of this Agreement.

2.3                               If there is a conflict or inconsistency between any clause of, and any schedule to, this Agreement the clause prevails. For this purpose an omission (whether deliberate or inadvertent) is not, by itself, to be construed as giving rise to a conflict or inconsistency.

2.4                               In this Agreement, the words “other”, “includes”, “including” and “in particular” do not limit the generality of any preceding words and any words which follow them will not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.5                               Where Shares are held by a trustee on behalf of an individual, all procurement obligations and covenants (including but not limited to those in clause 11) in this Agreement shall apply to the individuals on whose behalf such trustee is holding shares.

3                                         Sale and purchase of the Shares

3.1                               Each Seller agrees individually and severally (and thus not jointly and severally) to sell or procure to be sold the Shares set out opposite his name in column (3) of part 1 of schedule 2, and each Minority Seller agrees individually and severally (and thus not jointly and severally) to sell or procure to be sold the Shares set out opposite his name in column (3) of part 2 of schedule 2, with full title guarantee and the Buyer agrees to buy such Shares with effect from Completion, free from any Security Interest and together with all rights and benefits attaching or accruing to such Shares at Completion.

3.2                               Each Seller and each Minority Seller waives:

(a)                                 any rights of pre-emption or first refusal or similar rights conferred on him by the articles of association of the Company or otherwise over any of the Shares to be sold by him pursuant to clause 3.1; and

(b)                                 in their capacity as shareholders of the Group and/or holders of Loan Notes and only with effect from Completion, irrevocably and unconditionally any and all claims they may have against the Group Companies (including any right to enforce Security Interests), including but not limited to those:

(i)                                     alleging unfair prejudice in their capacity as shareholders of the Company;

(ii)                                  against the directors of the Company for alleged breach of their statutory duties in failing to act in the best interests of the Company; and

(iii)                               alleging breach of contract for failure of the Company to repay the Loan Notes,

or any matter related thereto.

3.3                               To avoid doubt the Minority Sellers shall not be liable for any breach, default, negligence, act or omission of the Sellers or any of them in respect of their obligations arising under this Agreement

4                                         Purchase Price

4.1                               The total consideration payable by the Buyer for the sale of the Shares is the sum of £28,993,128 (the Debt Free/Cash Free Price):

(a)                                 plus the surplus cash of £8,220,928;

(b)                                 less the bank debt outstanding as at 15 February 2013 in the sum of £1,593,172;

(c)                                  less an amount equal to the financial debt of the Group at the Locked Box Date of £1,188,839;

(d)                                 less the amount of £160,000 in respect of the Premium;

(e)                                  less an amount equal to any Leakage which is not a Permitted Payment; and

(f)                                   less an amount equal to the loan note redemption amounts as agreed between the parties, together with interest accrued thereon;

(g)                                  less £5,318,011, being an amount equal to the consideration payable by the Company for the acquisition of the B ordinary shares held by the Warrantors in the share capital of LBM Holdings (UK) Limited (Put Option Amount), the amount resulting from such additions and subtractions to the Debt Free/Cash Free Price being the Purchase Price.

4.2                               No later than one Business Day following the execution of this Agreement the Buyer will pay, in immediately available funds, the Deposit into the Retention Account which shall be held by the Escrow Agent in accordance with part 2 of schedule 11 of this Agreement.

4.3                               The Purchase Price shall be payable in cash at Completion to the Sellers’ Solicitors in accordance with schedule 3 and shall be apportioned in such manner as is agreed between the parties.

5                                         Pre-Completion Undertaking

5.1                               During the period between the date of this Agreement and Completion (both dates inclusive), each Seller undertakes to the Buyer (by exercising its rights as a shareholder and/or director of any Group Company), so far as it is able and to the extent permitted by applicable law, to procure that each Group Company:

(a)                                 performs, or (so far as it is able) procures the performance of the obligations set out in Schedule 12;

(b)                                 allows the Buyer, at the Buyer’s cost, upon reasonable notice, during normal business hours, reasonable remote access to (i) the books and records of each Group Company (including all statutory books, minute books and leases); and

(c)                                  conducts its business in a manner consistent with past practice to ensure all applicable legal, regulatory, contractual and other requirements are met in all material respects..

5.2                               Each of the Sellers severally undertakes to the Buyer to disclose as soon as practicable in writing to the Buyer between the date of this Agreement and Completion any fact, matter, circumstance or thing which is not disclosed in the Disclosure Letter and of which he has become aware and which has arisen or in the reasonable opinion of the Sellers is likely to arise or give rise to the occurrence of a breach of a Fundamental Warranty or a breach of this clause 5 or clause 7.

5.3                               If, prior to Completion, a material breach of either (i) the Fundamental Warranties or (ii) this clause 5 occurs, and such breach is not remedied to the reasonable satisfaction of the Buyer within the earlier of 5 Business Days of such breach and 5 Business Days before the

Completion Date, the Buyer shall be entitled, by giving notice to the Sellers, to terminate this Agreement, in which case this Agreement will terminate with immediate effect (save as to the Surviving Provisions which will continue in full force and effect but all other future rights and obligations of the parties will cease immediately). Termination does not affect the parties’ accrued rights and obligations as at termination.  If the Buyer terminates this Agreement in accordance with the terms of this clause 5, the Deposit shall be released in full to the Buyer.  If the Buyer elects not to terminate this Agreement in accordance with this clause 5, the Buyer shall have no right to bring any claim whatsoever in respect of those matters of which it had been made aware, in writing, prior to the Completion Date and which would have entitled it to terminate this Agreement in accordance with the provisions of clause 5.3.

6                                         Locked box

6.1                               Each of the Sellers and Minority Sellers individually and severally (and thus not jointly and severally) covenants to the Buyer that:

(a)                                 in the period from the Locked Box Date up to and including the Completion Date neither such Seller, Minority Seller nor their connected persons has received or benefited from any amount of Leakage; and

(b)                                 such Seller or Minority Seller has not consented to or voted in favour of, through the exercise of any powers or rights it has as shareholder in the Company (or, in the case of the Sellers, the failure to exercise any such powers or rights) or the giving of instructions to any director appointed by it, any Leakage to be paid, made or incurred (or agreed to be paid, made or incurred) in the period from the Locked Box Date up to and including the Completion Date.

6.2                               Each Seller and Minority Seller individually and severally (and thus not jointly and severally) covenants to pay to the Buyer an amount in cash equal to the amount or value of any Leakage received by such Seller or Minority Seller or its connected persons during the period from the Locked Box Date up to and including the Completion Date or in respect of which the Seller or Minority Seller or its connected persons has benefited during the period from the Locked Box Date up to and including the Completion Date.

6.3                               The liability of each Seller or Minority Seller pursuant to this clause 6 shall terminate on the date falling 2 months after the Completion Date unless prior to that date the Buyer has notified the Seller or Minority Seller of a breach by him of the covenants set out in this clause 6.

7                                         Completion

7.1                               Completion will take place on the Completion Date at the offices of the Sellers’ Solicitors or at such other location and/or time as agreed by the Buyer and the Sellers.

7.2                              At Completion, the parties shall comply with their respective obligations in schedule 3 (Completion matters).

7.3                               Part 2 of schedule 9 (Tax) shall apply with effect from Completion.

7.4                               The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

7.5                               The Buyer shall at Completion procure that the Retention Sum is paid in sterling into the Retention Account in accordance with the Put Option Sale Agreement and the Warrantors and the Buyer agree to comply with the provisions of part 3 of schedule 11.

8                                         Warranties

8.1                               Each Seller and each Minority Seller individually and severally (and thus not jointly and severally) warrants to the Buyer that as at the date of this Agreement and as at Completion that:

(a)                                 he has the requisite power and authority to enter into and perform, and has taken all necessary action to authorise the execution and performance of, his obligations under this Agreement and all other Transaction Documents to which he is a party;

(b)                                 the execution and delivery of, and the performance of his obligations under, this Agreement and each of the other Transaction Documents have been duly authorised by all necessary action on his part (including, where applicable to such Seller or Minority Seller, under its memorandum and articles of association (or equivalent constitution));

(c)                                  the execution and delivery of, and the performance of his obligations under, this Agreement and each of the other Transaction Documents will not:

(i)                                     where applicable to such Seller or Minority Seller, violate or conflict with the provisions of its memorandum and articles of association (or equivalent constitution);

(ii)                                  violate or breach any applicable law or regulation or order, decree or judgment of any court or any governmental or regulatory authority; or

(iii)                               result in a breach of, or constitute a default under, any agreement or instrument to which he is a party or otherwise bound;

(d)                                 this Agreement constitutes, and the other Transaction Documents executed or to be executed by him will, when executed, constitute valid and binding obligations on him enforceable in accordance with their respective terms; and

(e)                                  in respect of the Shares set out alongside his name in column (3) of part 1 of schedule 2 (in the case of each Seller) and column (3) of part 2 of schedule 2 (in the case of each Minority Seller):

(i)                                     he (and where applicable he, or his nominee, and in the case of the trustees of the RA Beck Settlement, the beneficiaries of such settlement) is the only legal and beneficial owner of such Shares;

(ii)                                  such Shares (together with any LIBOR Shares issued to him pursuant to the Debt Capitalisation Deeds) constitute the whole of his interest in the allotted and issued share capital of the Company and he is entitled to sell and transfer (or procure the sale and transfer) the full legal and beneficial ownership in such Shares to the Buyer on the terms set out in this Agreement; and

(iii)                               there is no Security Interest or option in relation to any of such Shares and no person has claimed to be entitled to any such Security Interest or option.

8.2                               Subject to the limitations set out in paragraphs 24.1 and 25.2 of schedule 5, the Warrantors individually and severally (and thus not jointly and severally) warrant to the Buyer that as at Completion the Shares will comprise the entire issued share capital of the Company and the Shares will have been properly issued and allotted and are fully paid.

8.3                               The Warrantors jointly and severally warrant to the Buyer in the terms of the Warranties as at the date of this Agreement.

8.4                               The Warranties are qualified to the extent of those matters fairly disclosed in or by the Disclosure Letter and the Data Room Documents.  For this purpose, “fairly disclosed” means disclosed in sufficient detail to enable a reasonable purchaser to make an informed assessment of the matter disclosed and its significance for the Group.

8.5                               Any of the Warranties which is qualified as being given “so far as the Warrantors are aware” or “to the best of the knowledge, information and belief of the Warrantors” or qualified by any similar expression, the knowledge or awareness of the Warrantors include only their knowledge and awareness at the date of this Agreement having made reasonable enquiry of each other and of Vinny Robertson, Rich Evans, Patrick Forrester and Nicholas Parums but without any such persons having made any additional enquiry, and any additional constructive or imputed knowledge of the Warrantors shall be expressly excluded from such expression.

8.6                               Each Warranty is to be construed as a separate and independent warranty and, save as provided otherwise in this Agreement, will not be limited by reference to any other Warranty.

8.7                               Neither the Warranties, nor any rights or remedies in respect of them, will be extinguished or affected by Completion.

8.8                               The parties agree that for the purposes only of assessing damages for any claim under this Agreement the market value of the Shares shall be treated as being £35,250,000.

9                                         Limitations on the Warrantors’ liability

9.1                               The liability of the Warrantors pursuant to this Agreement is subject to the provisions of schedule 5 (Limitations on the Warrantors’ liability).

9.2                               The provisions of schedule 5 (Limitations on the Warrantors’ liability) will not apply to any claim insofar as it results from the fraud of any of the Warrantors.

10                                  Buyer’s Warranties

The Buyer warrants to the Sellers as at the date of this Agreement in the terms of the Buyer’s Warranties.

11                                  Post-Completion matters

11.1                        Each Seller and each Minority Seller (individually and severally) shall, for so long as he remains the registered holder of any of the Shares after Completion, hold those Shares with all rights and benefits attaching or accruing to them on or after the date of this Agreement as bare trustee for the Buyer absolutely.

11.2                        Each party shall execute or, so far as it is able, procure the execution of all documents and/or do or, so far as it is able, procure the doing of all acts and things that the other party reasonably requires after Completion to give effect to the provisions of this Agreement and any other Transaction Document.

11.3                        During the period of seven years from Completion, the Buyer shall and shall procure that all members of the Buyer’s Group and each Group Company shall, upon reasonable notice from the Sellers, give such assistance, supply or procure to be supplied such papers and information, permit access to such of the accounting and other records of each Group Company to the extent that such records and information pertain to events occurring prior to Completion and take copies of any of the foregoing as the Sellers may reasonably request so as to enable the Sellers to comply with and/or perform such accounting, regulatory or statutory requirements as may be applicable to the Sellers (including, without limitation, as any ISIS Party may require in order to satisfy and/or perform any of its legal or regulatory requirements in connection with the ISIS Parties’ investment in the Group) for tax, regulatory and financial periods ending prior to or which include Completion.

11.4                        Each of the Warrantors individually and severally covenants with the Buyer that he shall not without the prior written consent of the Buyer:

(a)                                 at any time during the period of 2 years beginning with the Completion Date, in the United Kingdom, carry on or be employed, engaged, concerned or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

(b)                                 at any time during the period of 2 years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of the Subsidiaries with a view to conducting business which would be in competition of the Business of any Group Company as carried on at the Completion Date; or

(c)                                  at any time during the period of 2 years beginning with the Completion Date:

(i)                                     offer employment to, enter into a contract for the services of, or attempt to solicit or entice away from the Company or any of the Subsidiaries, any individual who is at the time of the offer or attempt, and was at the Completion Date (x) a director of the Company or any of the Subsidiaries or (y) an employee of the Company or any of the Subsidiaries in connection with the Business earning an annual salary in excess of £45,000; or

(ii)                                  procure or facilitate the making of any such offer or attempt by any other person,

other than where such individual responds to a general advertisement of employment that is not specifically targeted at such individual; or

(d)                                 at any time during the period of 2 years beginning with the Completion Date, solicit or entice away from any Group Company any supplier to any Group Company with whom he had dealings during the period of 12 calendar months prior to the Completion Date; or

(e)                                  at any time during the period of 2 years beginning with the Completion Date, interfere with the supplies of goods or services to the Group by any person who was a material supplier of goods or services to the Group in the 12 months preceding the Completion Date where a purpose of such interference is to damage the value of the Group’s business; or

(f)                                   at any time after Completion, use in the course of any business:

(i)                                     the words “LBM” or “Intelligent Contact”; or

(ii)                                  any trade or service mark, business or domain name, design or logo which, in the 12 month period prior to Completion, was being used by the Company or any of the Subsidiaries; or

(iii)                               anything which is reasonably capable of confusion with such words, mark, name, design or logo.

11.5                        To the extent that Anthony Bailey wishes to carry on or be employed, engaged, concerned or interested in any business which would give rise to a breach of clause 11.4(a), and such business involves inbound call centre work, the Buyer shall consider in good faith any request by Anthony Bailey that the Buyer give its consent to Anthony Bailey being so employed, engaged, concerned or interested.

11.6                        Each of the ISIS Parties covenants with the Buyer that it shall not at any time during the period of 18 months beginning with the Completion Date:

(a)                                 offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of the Subsidiaries, any individual who is at the time of the offer or attempt, and was at the Completion Date (x) a director of the Company or any of the Subsidiaries or (y) an employee of the Company or any of the Subsidiaries in connection with the Business earning an annual salary in excess of £45,000; or

(b)                                 procure or facilitate the making of any such offer or attempt by any other person,

other than where such individual responds to a general advertisement of employment that is not specifically targeted at such individual.

11.7                        The covenants in clause 11 are intended for the benefit of the Buyer, the Company and the Subsidiaries and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers’ own behalf, on behalf of any other person or jointly with any other person.

11.8                        Nothing in clause 11.4 prevents the Warrantors or any of them from holding for investment purposes only:

(a)                                 any units of any authorised unit trust; or

(b)                                 not more than 5% of any class of shares or securities of any company traded on any market of the London Stock Exchange or any other generally recognised stock exchange.

11.9                        Each of the covenants in clause 11 is a separate undertaking by each Seller and Warrantor in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in clause 11.  Each of the covenants in clause 11 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

11.10                 The consideration for the undertakings contained in clause 11 is included in the Purchase Price.

12                                  Confidentiality

12.1                        Subject to clause 12.2 and 14.3 (Announcements), the Buyer undertakes to each Seller that it shall not (and shall procure that no member of the Buyer’s Group (including each Group Company) shall) at any time after the date of this Agreement directly or indirectly, whether by himself, his employees or agents or otherwise howsoever without the consent of the Sellers divulge to any other person any Confidential Information.

12.2                        The restrictions in clause 12.1 will not apply:

(a)                                 in respect of any Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement;

(b)                                 to the Buyer to the extent that it is required to disclose Confidential Information by any applicable law or regulatory body or the rules of any Authority or any exchange on which any security of any member of the Group or Buyer’s Group is traded; or

(c)                                  to the disclosure of Confidential Information to:

(i)                                     an adviser for the purposes of advising the Buyer in connection with the transaction contemplated by this Agreement;

(ii)                                  any member of the Buyer’s Group, to any investor or potential investor (whether direct or indirect) in the Buyer’s Group or to any advisor, manager, limited or general partner of such undertaking;

(iii)                               the auditor of any member of the Buyer’s Group;

(iv)                              any provider of finance to the Buyer or the Buyer’s Group; or

(v)                                 a Tax Authority,

provided that, in the case of paragraphs (i) to (iv) above, the Buyer, acting reasonably, considers such disclosure is reasonably necessary for these purposes and is on the basis that the Buyer shall use its reasonably efforts to require that clause 12.1 applies to the recipient of such Confidential Information as if it were the Buyer.

13                                  Payments

13.1                        Any amounts payable to the Sellers, the Minority Sellers, the Warrantors or any of them pursuant to this Agreement must be paid by electronic funds transfer for same day value into the following account of the Sellers’ Solicitors (or any other account that may be notified to the Buyer in writing by the Sellers from time to time):

Account name:	Addleshaw Goddard LLP Client Account

Name of bank:	Barclays Bank PLC

Bank address:	One Churchill Place, London

Sort code:	20-00-00

Account number:	00037230

13.2                        The Sellers’ Solicitors are hereby irrevocably authorised by each Seller, Minority Seller and Warrantor to receive any amount payable to the Sellers, Minority Sellers and Warrantors and receipt of any amount in any account provided by clause 13.1 will be a valid discharge for the Buyer for the amount and the Buyer shall not be responsible for the application of the same.

13.3                        Any amounts payable to the Buyer pursuant to this Agreement must be paid by electronic funds transfer for same day value into the following account of Weil, Gotshal & Manges, acting as solicitors to the Buyer (or any other account that may be notified to the Warrantors in writing by the Buyer from time to time):

Account name:	Weil, Gotshal & Manges Client Account

Name of bank:	Coutts & Co

Bank address:	440 Strand, London WC2R 0QS

Sort code:	18-00-02

Account number:	07129874

14                                  General

14.1                        Notices:

(a)                                 Any notice under this Agreement will be effective only if it is in writing.  Notices given by fax, e-mail or in any other electronic form will not be effective, even if actually given.

(b)                                 References to a notice under this Agreement include any notice, claim, demand or other document to be delivered to any party in connection with this Agreement or any dispute arising in connection with this Agreement.

(c)                                  Any notice under this Agreement must be in English.

(d)                                 Notice details for the Sellers, the Warrantors, the Minority Sellers and the Buyer are as follows:

Party	Address	Addressee/marked for the attention of
Each of the Sellers and each of the Warrantors	The address as notified to the Buyer	The relevant Seller or Warrantor
Each of the Minority Sellers	The address as notified to the Buyer	The relevant Minority Seller
Buyer	Kabelweg 43 1014 BA Amsterdam Netherlands	Matthew Ebert

A party may change its notice details for the purpose of this clause 14.1 by giving notice to all the other parties in accordance with this clause 14.1.

(e)                                  In proving the giving of a notice, it will be conclusive evidence to prove:

(i)                                     if delivered by hand, that it was left at the relevant address; or

(ii)                                  if sent by post, that it was properly addressed and posted;

in each case in accordance with the relevant details set out above.

(f)                                   In the absence of evidence of earlier receipt, if a notice is:

(i)                                     delivered by hand:

(A)                               between 9.00 am and 5.00 pm on a Business Day (such time period being referred to as within Business Hours), it will be deemed received when so delivered; or

(B)                               outside Business Hours, it will be deemed received at 9.00 am on the next Business Day after the time of delivery; or

(ii)                                  sent by post:

(A)                               on a Business Day, it will be deemed received at 9.00 am on the second Business Day after the day on which it was posted; or

(B)                               not on a Business Day, it will be deemed received at 9.00 am on the third Business Day after the day on which it was posted.

(g)                                  Any reference in this clause 14.1 to a particular time is to that time in the location of the recipient of the relevant notice.

14.2                        Assignment and third party rights:

(a)                                 Subject to clause 14.2(b), no right or obligation arising under this Agreement or any other Transaction Document may be assigned, transferred or otherwise disposed of, in whole or in part, without the prior written agreement of the other parties and provided that the liability of the Sellers, the Minority Sellers or the Warrantors shall be no greater than if the assignment, transfer or other disposition had not taken place.

(b)                                 All of any of the Buyer’s rights under this Agreement (including, without limitation, in respect of the Warranties) or any of the documents which are referred to herein and to which any Seller is a party may (notwithstanding any other provision contained in this Agreement or such other documents) be assigned or transferred by the Buyer;

(i)                                     to or in favour of any other member of the Buyer’s Group (or by any such member to or in favour of any other member of the Buyer’s Group), provided that the assignee will only be entitled to enforce the benefit assigned to it while it remains a member of the Buyer’s Group and, before the assignee ceases to be a member of the Buyer’s Group, the Buyer shall procure that the assignee reassigns the benefit that has been assigned to it under this clause to the Buyer (or another member of the Buyer’s Group); and/or

(ii)                                  to or in favour of any person by way of security for borrowings of the Buyer’s Group or by any liquidator, administrator or receiver of the Buyer or by any person entitled to enforce such security, provided that the liability of the Sellers, the Minority Sellers or the Warrantors shall be no greater than if the assignment, transfer or other disposition had not taken place.

(c)                                  A party shall immediately give the other parties notice of any action taken by it in accordance with this clause 14.2.

(d)                                 References in this Agreement to a party will, except where the context requires otherwise, include its successors in title and permitted assignees.

(e)                                  Unless this Agreement expressly states otherwise:

(i)                                     a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and

(ii)                                  if a person who is not a party to this Agreement is stated to have the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may rescind or vary this Agreement (and Transaction Documents) without the consent of that person.

14.3                        Announcements:

(a)                                 Subject to clause 14.3(b) and clause 12.2, no announcement, communication or circular in connection with the existence or the subject matter of this Agreement (or any other Transaction Document) shall be made or issued by or on behalf of a party without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed).

(b)                                 Clause 14.3(a) does not apply to any public announcement, communication or circular:

(i)                                     made or issued by the Buyer after Completion to a customer, client, employee or supplier of any Group Company solely for the purposes of informing it of the Buyer’s purchase of the Shares;

(ii)                                  required to be made by any applicable law or regulatory body or the rules of any Authority or stock exchange, but the party with an obligation to make an announcement shall consult with the other parties insofar as is reasonably practicable prior to complying with such an obligation; or

(iii)                               to which the other parties have given their prior written approval, such approval not to be unreasonably withheld or delayed.

(c)                                  Nothing in clause 14.3(a) shall restrict any of the Isis Parties, Isis Equity Partners or Isis EP LLP from issuing the Marketing Authority Realisation Letter or the Isis Press Release or otherwise using or disclosing Permitted Information (which shall include the use of that information in marketing material or any press release relating to the change of control in the Company).

14.4                        Entire Agreement:

(a)                                 This Agreement (with the other Transaction Documents) sets out the entire agreement and understanding between the parties to them in connection with the subject matter of this Agreement and other matters described in them.

(b)                                 Without prejudice to the generality of clause 14.4(a), this Agreement (with the other Transaction Documents) supersedes the process letter from Catalyst Corporate Finance to the Buyer dated 7 August 2012, the heads of terms entered into by the Buyer, the Company and ISIS Equity Partners III LP dated 21 September 2012 and all other prior negotiations, representations, undertakings and agreements (whether oral or written) on any matter which is the subject of this Agreement or any of the Transaction Documents.

(c)                                  Each of the parties acknowledges that it is not relying on any statement, warranty, representation, undertaking, collateral contract or other assurance given or made by or on behalf of any of the parties in relation to the subject matter of this Agreement, save for those expressly set out in this Agreement or the other Transaction Documents.

(d)                                 No party shall have any claim or remedy in respect of any statement, warranty, representation, undertaking, collateral contract or other assurance made by or on behalf of the other party which is not expressly set out in this Agreement or any other Transaction Document. To the extent to which any of the parties has been given any statement, warranty, representation, undertaking, collateral contract or other assurance (including, for the avoidance of doubt, any innocent or negligent misrepresentation or misstatement) which is not expressly set out in this Agreement, the relevant party unconditionally waives any claims, rights or remedies which it might otherwise have in relation thereto.

(e)                                  So far as is permitted by law, each of the parties agrees and acknowledges that its only right and remedy in connection with this Agreement or the other Transaction Documents shall be in contract only for breach or anticipated breach of the terms of this Agreement or any other Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute).

(f)                                   Nothing in this clause 14.4 or otherwise in this Agreement shall exclude or limit any liability for, or remedy in respect of, fraud or fraudulent misrepresentation.

14.5                        Alterations:  Any alteration to this Agreement must be in writing, refer specifically to this Agreement and be duly executed by each party.

14.6                        Severability:  Notwithstanding clause 11.9, if any provision in this Agreement is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, such provision will to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remainder of this Agreement will not be affected, provided that the operation of this clause 14.6 would not negate the commercial intent and purpose of the parties in entering into this Agreement.

14.7                        Counterparts:  This Agreement may be entered into in the form of two or more counterparts, each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into this Agreement, each of the executed counterparts, when duly exchanged and delivered, will be deemed to be an original, but, taken together, they will constitute one instrument.

14.8                        Payment of costs:  Except where this Agreement or another Transaction Document provides otherwise, each party shall pay his own costs and expenses incurred in relation to the negotiation, preparation and completion of this Agreement and each Transaction Document.  The Buyer shall be liable for and shall pay any stamp duty and/or stamp duty reserve tax payable in respect of the entry into this Agreement or any transfer of Shares pursuant to clause 3 of this Agreement.

14.9                        Continuing effect of this Agreement:  All provisions of this Agreement and any other Transaction Document will, so far as they are capable of being performed or observed, continue in full force notwithstanding Completion, except for those matters then already performed and Completion will not constitute a waiver of any of the Buyer’s rights in relation to this Agreement or any other Transaction Document.

14.10                 Time:

(a)                                 Except as otherwise expressly provided, time is of the essence of this Agreement.

(b)                                 Save where stated otherwise in clause 14.1(g), all references to time in this Agreement are to London time.

15                                  Agent for service

15.1                        Each party agrees that, without prejudice to the validity of any other mode of service, any document in an action (including any claim form, application notice or other originating process) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 14.1 (Notices).

15.2                        Notwithstanding and without prejudice to the foregoing, the Buyer appoints Etelecare Global Solutions UK Limited of Kemp Little LLP Solicitors, Cheapside House, 138 Cheapside, London EC2V 6BJ as its agent to receive service of process for any proceedings commenced by the Buyer in the courts of England and Wales arising out of or in connection with this Agreement.

15.3                        Without prejudice to the effectiveness of service pursuant to any other method recognised by the Rules of Civil Procedure, service of such process upon Etelecare Global Solutions UK Limited at its address given in clause 15.2 or elsewhere within the jurisdiction of the courts of England and Wales pursuant to the Rules of Civil Procedure for the time being in force will constitute good service on the Buyer.  The Buyer undertakes not to contest in any court in any jurisdiction the enforcement in that jurisdiction of any judgment of the courts of England and Wales against it on the ground that the courts of England and Wales did not have jurisdiction over it or that service of process (being service in accordance with this clause) was invalid or ineffective or resulted in it not having due or adequate notice of the proceedings.

16                                  Choice of law and submission to jurisdiction

16.1                        This Agreement will be governed by and construed in accordance with English law and all claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Agreement, its subject matter, negotiation or formation will be determined in accordance with English law.

16.2                        If in any court any party argues that a court other than the courts of England and Wales has jurisdiction to determine any claims or disputes (including any non-contractual claims or disputes) arising out of or in connection with this Agreement that issue will be determined in accordance with English law, and any right any person might otherwise have to rely upon the law of the forum or any other law is irrevocably and unconditionally waived.

16.3                        Each party submits to the exclusive jurisdiction of the courts of England and Wales in relation to all claims, disputes, differences or other matters (including non-contractual claims, disputes, differences or other matters) arising out of or in connection with this Agreement.

16.4                        Each party irrevocably waives any right that it may have:

(a)                                 to object on any ground to an action being brought in the courts of England and Wales, to claim that the action brought in the courts of England and Wales has been brought in an inconvenient forum or to claim that the courts of England and Wales do not have jurisdiction.  The waiver contained in this clause 16.4(a) includes a waiver of all formal and substantive requirements of any otherwise competent jurisdiction in relation to this clause 16.4(a); and

(b)                                 to oppose the enforcement of any judgment of any court of England and Wales whether on any ground referred to in clause 16.4(a) or otherwise.

Executed by the parties or their duly authorised representatives on the date of this Agreement.

Schedule 1

The Group

Part 1- The Company

Name:	LBM Holdings Limited

Incorporation details:	Registered in England and Wales, number 5188274 on 23 July 2004

Registered office:	LBM House Atlantic Street Altrincham Cheshire WA14 5FY England

Directors:	Nicola Jayne Beamish Anthony Bailey Mark Richard Bates Peter Clarke Christopher Metcalfe Keith Pacey Mark Robert James Turner David Walters

Secretary:	Nicola Jayne Beamish

Auditors:	KPMG LLP

Accounting reference date:	31 May

Part 2- Subsidiaries and subsidiary undertakings of the Company

Name:	LBM Holdings (UK) Limited

Incorporation details:	Registered in England and Wales, number 3935005 on 28 February 2000

Registered office:	LBM House Atlantic Street Altrincham Cheshire WA14 5FY England

Shareholders:

198,000 deferred shares held by LBM Holdings Limited
3,000 ordinary A shares held by LBM Holdings Limited
150 ordinary B shares held by Anthony Bailey
150 ordinary B shares held by Christopher Metcalfe
150 ordinary B shares held by David Walters
150 ordinary B shares held by Nicola Jayne Beamish
400 ordinary B shares held by Mark Richard Bates

Directors:	Nicola Jayne Beamish Anthony Bailey Mark Richard Bates Christopher Metcalfe David Walters

Secretary:	Nicola Jayne Beamish

Auditors:	KPMG LLP

Accounting reference date:	31 May

Name:	LBM Direct Marketing Limited

Incorporation details:	Registered in England and Wales, number 2714607 on 14 May 1992

Registered office:	LBM House Atlantic Street Altrincham Cheshire WA14 5FY England

Shareholders:	1,228,987 ordinary shares held by LBM Holdings (UK) Limited

Directors:	Anthony Bailey Mark Richard Bates Nicola Jayne Beamish Christopher Metcalfe Keith Pacey David Walters
Secretary:	Nicola Jayne Beamish

Auditors:	KPMG LLP

Accounting reference date:	31 May

Schedule 2

Sellers and Minority Sellers

Part 1- The Sellers

(1) Name	(2) [Intentionally blank]	(3) Number and class of Shares
Anthony Bailey		29,167 C Shares 163,823 D Shares 123,229 E Shares
Christopher Metcalfe		29,167 C Shares 81,911 D Shares 61,615 E Shares
ISIS III Co-Invest Scheme acting by its nominee, FIS Nominee Limited		8,814 A Shares
ISIS Equity Partners III GmbH and Co. Beteiligungs KG		259,242 A Shares
ISIS Equity Partners III LP		4,942,882 A Shares
Keith Pacey		226,562 A Shares
Mark Bates		783,332 C Shares 89,394 D Shares 92,250 E Shares
Nicola Beamish		97,917 C Shares 93,086 D Shares 73,147 E Shares
David Walters		97,917 C Shares 52,131 D Shares 42,338 E Shares
Nicholas Parums		40,956 D Shares 30,807 E Shares

Part 2- The Minority Sellers

(1) Name	(2) [Intentionally blank]	(3) Number and class of Shares
Paul Beck and Rachael Beck as trustees of the R A Beck Settlement		418,872 B Shares
Paul Beck		1,581,128 B Shares 1,249,342 D Shares 665,329 E Shares
Benjamin Dixon		538,117 B Shares 223,141 D Shares 157,487 E Shares
Timothy Borthwick		1,537,596 B Shares
Verran Townsend		361,787 B Shares 150,023 D Shares 105,882 E Shares
Mark Tallis		81,911 D Shares 61,615 E Shares

Schedule 3

Completion matters

1                                         Documents and other items to be delivered by the Sellers

1.1                               At Completion, the Sellers shall deliver (or ensure delivery of) the following documents and other items to the Buyer:

(a)                                 duly executed stock transfer forms for the Shares in favour of the Buyer;

(b)                                 share certificates for the Shares in the name of the relevant transferors or an indemnity for any lost share certificate in the agreed form;

(c)                                  duly executed powers of attorney or other authorities in the agreed form under which this Agreement or any of the other Transaction Documents (including the stock transfer forms referred to above) has been executed (if any);

(d)                                 the Escrow Agreement duly executed by the Warrantors;

(e)                                  as agent for each Group Company:

(i)                                     its statutory and minute books;

(ii)                                  its common seal (if any);

(iii)                               its certificate of incorporation and any certificates of incorporation on change of name; and

(iv)                              copies of its memorandum and articles of association;

(f)                                   evidence in a form satisfactory to the Buyer that all Security Interests granted by any Group Company over all or part of its assets or undertaking have been released (including Security Interests in favour of Lloyds TSB Bank plc and Isis Equity Partners LLP);

(g)                                  the deeds and documents of title for the Properties;

(h)                                 the Debt Capitalisation Documents;

(i)                                     a deed of termination of the investment agreement in relation to the Company dated 20 October 2004;

(j)                                    details of all bank accounts and collection accounts of the Group;

(k)                                 written instruction to the Escrow Agent in accordance with the terms of Schedule 12, authorising the release of the Deposit to the Seller’s Solicitors;

(l)                                     letters of resignation in the agreed form signed by Mark Bates, Keith Pacey, Mark turner and Peter Clarke in relation to each Group Company.

2                                         Obligations of the Sellers

2.1                               At Completion, the Sellers shall procure that a duly convened and quorate board meeting of each Group Company is held at which:

(a)                                 the transfers of the Shares are resolved to be registered (subject only to their being duly stamped);

(b)                                 Matthew Ebert, Kathryn Marinello and Leo Vannoni are validly appointed as additional directors of each Group Company.

(c)                                  the Auditors resign their office as auditors of each Group Company by depositing their written notice of resignation in the agreed form at the relevant Group Company’s registered office in accordance with section 516 of the CA 2006 along with a statement under section 519 of CA 2006 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of the relevant Group Company;

(d)                                 the execution of all relevant Transaction Documents is approved;

(e)                                  in respect of LBM Direct Marketing Limited, a dividend of £6,872,088 is declared and resolved to be paid to its parent LBM Holdings (UK Limited) (the “LBMDM Dividend”);

(f)                                   in respect of LBM Holdings (UK) Limited, (i) the shareholder resolution in the agreed form authorising the declaration and payment by LBM Direct Marketing Limited of the LBMDM Dividend is signed and delivered to LBM Direct Marketing Limited, and (ii) a dividend of £6,872,088 is declared and resolved to be paid to its parent LBM Holdings Limited and to the Warrantors, being the minority shareholders in LBM Holdings (UK) Limited (the “LBMH Dividend”); and

(g)                                  in respect of the Company, the shareholder resolution in the agreed form authorising the declaration and payment by LBM Holdings (UK) Limited of the LBMH Dividend is signed and delivered to LBM Holdings (UK) Limited.

2.2                               At Completion, the Sellers shall procure that the Dividends are paid.

3                                         Obligations of the Buyer

At Completion, the Buyer shall:

(a)                                 execute the Escrow Agreement;

(b)                                 pay the Purchase Price in accordance with clause 4.3 and 13.1;

(c)                                  deliver written authorisation to the Escrow Agent in accordance with the terms of Schedule 12 authorising the release of the Deposit to the Sellers’ Solicitors;

(d)                                 procure that the Company pays such sums to such persons as are agreed between the parties in consideration of the redemption by the Company of the loan notes issued by the Company and held by such persons;

(e)                                  pay the Bank Debt to Lloyds TSB Bank plc on behalf of the Company;

(f)                                   pay the Premium to Willis Insurance;

(g)                                  deliver to the Sellers a certified copy of the board minutes in the agreed form of the Buyer authorising the execution and performance of this Agreement and each Transaction Document to be executed by the Buyer on the date of this Agreement; and

(h)                                 procure that the Company satisfies the Put Option Amount due to the Warrantors pursuant to the Put Option Sale Agreement by paying:

(i)                                     the Retention Sum into the Retention Account; and

(ii)                                  the balance of the Put Option Amount to the Warrantors in the proportions set out in the Put Option Sale Agreement.

4                                         Joint obligations of the Buyer and the Sellers

At Completion, the Buyer and the Sellers shall procure that:

(a)                                 Ernst & Young LLP be appointed auditors of each Group Company; and

(b)                                 all existing bank mandates in force for each Group Company be altered (in such manner as the Buyer requires at Completion) to reflect the resignations and appointments referred to in paragraph 2.1.

Schedule 4

Warranties

5                                         General

5.1                               Contents of this schedule

This schedule 4 is set out in the following paragraphs:

1                                        General

2                                        Accounts

3                                        Locked Box Accounts

4                                        Finance, borrowings and liabilities

5                                        The Business, trading and disposals

6                                        Assets

7                                        Directors and employees

8                                        Transactions involving directors

9                                        Pension arrangements

10                                 Information technology

11                                 Intellectual property

12                                 Property matters and interests in land

13                                 Litigation, disputes and investigations

14                                 Insurance

15                                 Compliance and regulatory

16                                 Constitutional

17                                 Insolvency

5.2                               Subsidiaries of the Company

Except where expressly stated in this schedule 4, each of the Warranties shall be deemed repeated by each Warrantor in relation to each Group Company and any reference in this schedule 4 to the Company shall be deemed to be a reference to each Group Company.

6                                         Accounts

6.1                               The Accounts:

(a)                                 comply with the requirements of the CA 2006;

(b)                                 comply with all current statements of standard accounting principles and practice and financial reporting standards generally accepted in the United Kingdom and have been prepared in accordance with the historical cost convention;

(c)                                  have been prepared, unless specifically set out therein, on a basis consistent with the bases and policies of accounting applied in the corresponding accounts in each of the three preceding financial years; and

(d)                                 give a true and fair view of:

(i)                                     the financial position and the state of affairs of the Company as at the Accounts Date;

(ii)                                  the assets and liabilities of the Company as at the Accounts Date; and

(iii)                               the profit or losses of the Company for the financial year ended on that date.

6.2                               Since the Accounts Date:

(a)                                 the business of the Company has been carried on in the ordinary course and in the same manner as immediately before the Accounts Date so as to maintain it as a going concern;

(b)                                 no material change in the financial or trading position of the Company has occurred and so far as the Warrantors are aware no fact, matter or circumstance has occurred which may give rise to any such material change;

(c)                                  the Company has not undergone any capital reorganisation or change in its capital structure; no share, loan or loan capital has been created, issued, allotted, acquired, repaid or redeemed by the Company in whole or in part or has become liable to be so repaid or redeemed; and the Company has not made an agreement or arrangement or undertaken to do any of those things;

(d)                                 the Company’s capital expenditure and working capital has been managed, debtors collected and creditors paid on a basis consistent with the Company’s management of the capital expenditure, working capital, collection of debts or payment of creditors (as applicable) during the 12 months immediately preceding the Accounts Date;

(e)                                  the Company has not acquired or disposed of, or agreed to acquire or to dispose of, any asset for a consideration in excess of £100,000;

(f)                                   the Company has not made, or agreed to make any commitment in respect of, a single item of capital or operating expenditure in excess of £25,000, and all such expenditures and commitments to make them do not exceed £100,000 in the aggregate;

(g)                                  the Company has not borrowed or raised any money or taken up any financial facilities and the Company has not repaid any borrowing or indebtedness in advance of its stated maturity;

(h)                                 the Company has not changed its accounting reference date;

(i)                                     no management or similar charge has become payable or been paid by the Company;

(j)                                    no payment has been made by the Company to, or benefit conferred (directly or indirectly) by the Company on, any of the Sellers or Minority Sellers, any past or present director of the Company or any person who is or was at the relevant time connected with any such person, save in each case for any payment due in accordance with the terms of the relevant person’s contract of employment with the Company which is included in the Data Room Documents;

(k)                                 no material supplier, customer, distributor or other person with whom the Company has a relationship has ceased or reduced trade with the Company in a manner that would have a material adverse effect on the financial or trading position of the Company, nor has written notice been given by any such person of an intention to do so;

(l)                                     no resolution of the members (or any class of them) of the Company has been passed which has not been filed at Companies House;

(m)                             the Company has not declared, paid or made any dividend or other distribution;

(n)                                 the Company had not entered into employment contracts with an annual aggregate cost exceeding £100,000 each; and

(o)                                 the Company has not entered into a Guarantee or letter of credit.

6.3                               The Management Accounts were prepared with due care on a consistent basis with the Management Accounts for the preceding 12 months and do not materially misstate the financial position and the state of affairs of the Company as at the date to which they were drawn up.

6.4                               The Management Accounts do not materially misstate:

(a)                                 the assets and liabilities of the Company as at the date to which they were drawn up; and

(b)                                 the profit and losses of the Company for the periods to which they relate.

7                                         Locked Box Accounts

The Locked Box Accounts have been prepared with due care and skill on a consistent basis with the Management Accounts of the Group in the 12 months preceding the Locked Box Date and do not materially misstate the assets, liabilities and financial position of the Group as at the Locked Box Date.

8                                         Finance, borrowings and liabilities

8.1                               Factoring or discounting of debts

The Company has not factored or discounted any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts, nor has it entered into any agreement to do any of the foregoing.

8.2                               Debts due to the Company

(a)                                 All debts (less any specific provision made in the Accounts) due to the Company included in the Accounts and all debts now due to the Company have either before the date of this Agreement realised or, so far as the Warrantors are aware, will within 6 months after such date realise their full amount in cash.

(b)                                 No customer who contributed 3% or more of the annual sales of the Company during the 12 months preceding Completion has been in arrears with any payment due to the Company for goods or services supplied by more than 30 days at any time during the 12 months immediately preceding Completion.

(c)                                  Neither the Sellers nor any person associated with the Sellers owes any amount to the Company.  The Company owes no delayed commission payments.

(d)                                 The Company does not own the benefit of any debt other than debts accrued to it in the ordinary course of its business.

8.3                               Creditors of the Company

There are no creditors of the Company to whom the Company is indebted by more than £100,000 for a period of more than 30 days since the due date.

8.4                               Details of bank accounts and balances

(a)                                 Full details of all bank accounts maintained or used by the Company (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) and of all direct debit or standing order or similar authorities applicable to any of these accounts and statements showing the balance on each account as at the close of business on a date not being more than one Business Day before the date of this Agreement are attached to the Disclosure Letter.

(b)                                 Since the date of each statement referred to in paragraph 8.4(a), no payment out of any of the Company’s bank accounts has been made, except for routine payments in the ordinary course of trading, and the present balances are not materially different from those shown in the statement.

8.5                               Uncleared or outstanding obligations

Amounts represented by cheques, warrants, mandates or other payment instructions issued or given by the Company which at the date of this Agreement remain outstanding or unpaid or unperformed do not exceed in the aggregate £25,000.

8.6                               Overdraft, loan and other finance facilities

Full details of all:

(a)                                 overdraft, loan (including shareholder loans) and other financial facilities available to the Company and any interest rate, foreign exchange or other hedging or derivative arrangements entered into by the Company;

(b)                                 save for Small Lease Agreements (as defined below), agreements or arrangements for hire, lease or rent, hire-purchase, conditional sale or purchase by way of credit or instalment payment to which the company is a party (each a Lease Agreement); and

(c)                                  agreements to create any of the above,

(d)                                 (including any Security Interest relating to such facilities, agreements or arrangements), and true and correct copies of all documents relating to such facilities, agreements or arrangements, are attached to the Disclosure Letter and:

(i)                                     there has been no material contravention of, or material non-compliance with, any provision of any such documents by the Group Companies and without limitation to the foregoing there are no amounts which have fallen due and payable which have not been paid under any of such documents;

(ii)                                  there has not been any waiver of or alteration in the terms and conditions of any of such facilities, agreements or arrangements, all of which, so far as the Warrantors are aware, are in full force and effect and are legal, valid and binding and enforceable in accordance with their terms;

(iii)                               nothing has been done by the Group or omitted to be done by the Group whereby the continuance of any of such facilities, agreements or arrangements might be affected or prejudiced;

(iv)                              none of such facilities, agreements and arrangements is dependent on the Guarantee of a person who is not a Group Company;

(v)                                 the Company has not been informed in writing that any inquiry or investigation is being conducted by HMRC concerning the availability to the lessor or if the Company is a lessee, the lessee, of capital allowances for any items which are the subject of any Lease Agreement;

(vi)                              the amount of each of the rentals specified in such documents in relation to any Lease Agreement to be payable by the Company is the amount currently payable under the relevant agreement or arrangement having regard to all its terms, and at the date of this Agreement, no circumstance exists other than specified in the contract by virtue of which the lessor or the owner is or might be entitled to require an upward adjustment to the rental or to payments at a future date under the relevant Lease Agreement;

(vii)                           none of the equipment subject to any Lease Agreement has become a total loss or has otherwise been destroyed;

(viii)                        the subject of any Lease Agreement is in the possession of the Company;

(ix)                              there has been no termination of any of the leasing or hiring of equipment under the terms of any Lease Agreement.

For the purposes of this schedule, a Small Lease Agreement is any agreement or arrangement for hire or rent, hire-purchase, conditional sale or purchase by way of credit or instalment payment to which the Company is a party where the annual payments thereunder do not exceed £20,000.

8.7                               Bank facilities and borrowings of the Company

(a)                                 The total amount borrowed by the Company:

(i)                                     does not exceed any applicable facility or overdraft limits; or

(ii)                                  from whatsoever source does not exceed any limitation on borrowing contained in the articles of association of the Company or any debenture or loan instrument or other deed or document binding on the Company.

(b)                                 No event has occurred or been alleged which is or, so far as the Warrantors are aware, with the passage of time and/or the giving of any notice, certificate, declaration or demand, would become an event of default under, or a breach of any of, the terms of any loan capital (including shareholder loans), borrowing, debenture or financial facility of or relating to the Company or would entitle any third party to call for repayment before normal maturity.

8.8                               Liabilities of the Company for third parties

The Company is neither a party to, nor has any liability (including any prospective or contingent liability) under, any Guarantee, the effect of which is to secure or support an obligation of a person who is not a Group Company.

8.9                              Enforcement and crystallisation of Security Interests

(a)                                 No steps have been threatened or, so far as the Warrantors are aware taken against the Company for the enforcement of any Security Interest or any of its assets or undertaking.

(b)                                 Neither the entering into nor Completion of this Agreement or the other Transaction Documents will result in the creation, crystallisation or enforcement of any Security Interest over any asset of the Company or any of its assets or undertaking.

8.10                        No finder’s fees or brokerage payable by the Company

No-one is entitled to receive from any Group Company any finder’s fee, brokerage or commission or other benefit in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

8.11                        Grants and subsidies

The Disclosure Letter contains all material details of each grant or subsidy or other financial assistance received or receivable by any Group Company from any governmental or quasi-governmental or other body or authority in the 5 years prior to the Completion Date.  The Company has not done, or omitted to do, any act which could result in all or part of any assistance becoming repayable early or being forfeited or withheld or, so far as the Warrantors are aware, in respect of which any such body could bring a claim against any Group Company.

9                                         The Business, trading and disposals

9.1                               Standard terms on which the Company trades

The Company has not entered into any agreement or arrangement with any customer or supplier on terms materially different from its standard terms of business, copies of which are attached to the Disclosure Letter.

9.2                               Customers

(a)                                 The Company has not been materially and adversely affected during the 24 months prior to Completion by:

(i)                                     the loss of any important customer or supplier (being a customer or supplier which over a period of 6 months or more during those 24 months has accounted for 3% or more in value of the goods or services supplied by or to the Company during that period); or

(ii)                                  an overall decrease in the value of orders received by or supplies made to the Company;

and no customer has given any written notice to the Company of an intention to do any of the above or to otherwise cease or reduce trading with or supplies to the Company which would materially and adversely affect the Company’s business.

(b)                                 Included in the Disclosure Letter is a list showing the 5 largest customers and the 5 largest suppliers of the Company with the amounts paid by and paid to (respectively) those persons for the 12 month period preceding the date of the last compiled Management Accounts.

(c)                                  So far as the Warrantors are aware, neither this Agreement nor Completion is likely to cause any person who normally does business with the Company not to continue to do so on the same basis.

9.3                               Restrictions on the Company

There is no agreement or arrangement which restricts the business that the Company currently carries on, or which may materially restrict any business which the Company may carry on.

9.4                               Confidentiality or secrecy arrangements which restrict the Company’s activities

Save in the normal course of the Business, the Company is not a party to any confidentiality or secrecy agreement or undertaking or other arrangement which may restrict its use or disclosure of any information.

9.5                               Consents required

No material part of the Company’s business is carried on under the agreement or consent of a third party.

9.6                               No material breach by the Company

The Company has not committed any material breach (including, without limitation, a breach which would entitle the counterparty to terminate, avoid or repudiate the relevant agreement) of any agreement or arrangement to which it is a party which may have a material adverse effect on the Company and, so far as the Warrantors are aware, no facts or circumstances exist which may give or have given rise to such a breach.

9.7                               Terms of contracts to which the Company is a party

The Company is not a party to any agreement or arrangement which:

(a)                                 is a franchise agreement or arrangement or other similar nature;

(b)                                 has been entered into otherwise than on arm’s length terms or outside the ordinary and normal course of business;

(c)                                  imposes any commitment on the Company to obtain or supply goods or services exclusively from or to any person;

(d)                                 contains any commitment for the supply or purchase of goods or services where the supply, purchase or delivery may take place more than 12 months after the time of fixing of the price;

(e)                                  is incapable of termination by the Company in accordance with its terms on no more than 6 months’ notice;

(f)                                   gives any party an option to acquire or dispose of any asset or requires another person to do so;

(g)                                  is material to its business and is not included in the Data Room Documents; or

(h)                                 so far as the Warrantors are aware, any other party is in material breach of the effect of such breach would have a material adverse effect the relevant Group Company.

9.8                               Outstanding powers of attorney or other authorities

There are no powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on behalf of the Company (other than on the authority of directors or of employees as either is ostensible or is implied to enter into routine contracts in the normal course of their duties).

10                                  Assets

10.1                        Asset Register

The Company keeps an up to date plant register of the fixed assets used by it in the Business (the assets on such register being the Fixed Assets) and a copy of the register is attached to the Disclosure Letter.

10.2                        Ownership of Fixed Assets free from third party rights

(a)                                 Save for assets held under Lease Agreements, Small Lease Agreements and for Permitted Security Interests (as defined in paragraph 10.2(b) below), the Fixed Assets are the property of the Company free from any Security Interest.

(b)                                 For the purposes of this paragraph, Permitted Security Interest means:

(i)                                     any lien arising in the ordinary course of the Business to secure amounts which are not material;

(ii)                                  any unpaid vendor’s or supplier’s lien arising in the ordinary course of the Business to secure amounts due for goods or services sold or supplied; and

(iii)                               liens arising by operation of law, including a banker’s lien.

(c)                                  The Company owns or has the right to use, in each case free from Security Interests, each asset (other than the Fixed Assets) necessary for the operation of its business as currently operated.

10.3                        Condition of Fixed Assets

The Fixed Assets are in reasonable condition, fair wear and tear excepted, and in working order.

11                                  Directors and employees

11.1                        All persons who are employed or engaged to provide services to any Group Company are employed or engaged by the Company or a Group Company.

11.2                        Details of the employing entity, job titles, all remuneration, including salaries, bonus schemes or entitlements, commission, company car, company car allowance, benefits, date of birth, dates of commencement of continuous service, and notice periods of all Key Employees, workers or officers of the Company or any Group Company are included in the Data Room Documents.

11.3                        Details of the engaging entity, start date of the agreement, remuneration, notice period and/or expiry date of fixed term and the country of operation for all consultants and consultancy firms providing services to the Company or any Group Company where their total annual fees exceed £10,000 (Consultants) (including, in particular, where the individual acts as a Consultant) are included in the Data Room Documents.  None of the Consultants are, nor have not at any time been employees of any member of the Group.

11.4                        None of the employees, workers or consultants of the Group are employed or engaged under a contract which cannot be terminated on six months’ notice or less without payment of compensation (other than statutory payments including (but not limited to) compensation for unfair dismissal or a statutory redundancy payment (or equivalent statutory payments in other non-UK jurisdictions), which may be payable).

11.5                        The service agreements of every Key Employee are included in the Data Room Documents.  All standard form contracts of employment are included in the Data Room Documents and the Warrantors warrant that all employees of the Company or any Group Company are employed on terms which do not differ materially from these standard form contracts, save for the Key Employees’ service agreement which have been provided.

11.6                        There is no person or entity who has accepted an offer of employment or engagement for an annual remuneration in excess of £30,000 with any member of the Group but whose employment or engagement has not yet started.

11.7                        So far as the Warrantors are aware, no notice to terminate employment has been given or received by any Key Employee.

11.8                        No Key Employee is entitled under their employment arrangements to leave his employment prematurely as a result of the sale of the Shares.

11.9                        No Company or Group Company is under any obligation to increase the rates of remuneration of or fees paid or make any bonus or incentive or other similar payment to any of its or their officers, employees or consultants following Completion (save for annual pay increases in the normal course of business and in accordance with previous Company or relevant Group Company practice or in accordance with any such persons existing terms of engagement.  Save for such annual pay increases, there are no negotiations for any increase in the remuneration or benefits of an officer or employee of a member of the Group which are to take effect after the date hereof or which are current or pending and none are likely to begin within six months after Completion other than in the normal course of business and in accordance with previous Group practice.

11.10                 None of the following are in existence and there are no proposals for any of the following:

(a)                                 profit sharing schemes;

(b)                                 share option schemes;

(c)                                  “phantom” share option schemes;

(d)                                 profit related pay schemes;

(e)                                  employee share ownership trusts under the Finance Act 1989 and the Corporation Tax Act 2009; or

(f)                                   employee benefit trusts.

11.11                 So far as the Warrantors are aware, no employee or worker of the Group has limited leave to remain in the United Kingdom or is subject to any other form of immigration control.

11.12                 No Company or Group Company recognises any trade union, works council or other body representing their employees nor has received any request for such recognition in the past 5 years.

11.13                 Neither the Company nor any Group Company is involved in any material dispute with any of its current or former employees, officers, workers and/or consultants and so far as the Warrantors are aware, there are no present circumstances which are likely to give rise to any such dispute.

11.14                 There has not during the two years prior to the date of this Agreement been any industrial or trade dispute or any actual or threatened strike, work stoppage, work to rule, lock out or overtime ban by the employees of the Company or any Group Company and, so far as the Warrantors are aware, there is nothing likely to give rise to such a dispute or action.

11.15                 Neither the Company nor any Group Company has entered into a contract, plan or arrangement with any employee or worker or former employee or worker of the Company or any Group Company under which any such person would become entitled to any bonus, severance payment or any other benefit as a result of the acquisition of the Shares pursuant to this Agreement.

11.16                 No Company or Group Company has agreed to introduce following Completion for the benefit of any of its current directors or employees or worker any bonus scheme or incentive arrangement (including, without limitation, any share option or share award plan), other than in accordance with the usual practice of the Company.

11.17                 Neither the Company nor any Group Company has agreed to introduce following Completion any redundancy payment scheme which provides for payments in excess of statutory redundancy pay.

11.18                 Details of any redundancies involving any employees or former employees of the Group within the last 18 months are set out in the Disclosure Letter.  No member of the Group is obliged or accustomed to make any payments to any employee or officer of a member of the Group by way of enhanced redundancy payment.

11.19                 There has not within the 36 months prior to the date of this Agreement been any “relevant transfer” for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 into or out of the Company or any Group Company.

11.20                 There are no material outstanding loans between the Company and/or any Group Company and any current directors or employees or workers of the Company or any Group Company.

11.21                 In respect of each employee and worker the Company and any Group Company has performed in all material respects all legal obligations arising under contract, statute and, at common law or otherwise (including, for the avoidance of doubt, the Working Time Regulations 1998, the Working Time Directive (93/104/EC) and the Young Workers Directive (93/33/EC)).

12                                  Transactions involving directors

12.1                        No member of the Group has in the last 5 years been a party to a transaction to which section 190 CA 2006 or any predecessor statutory provision may apply or may have applied at the relevant time.

12.2                        No member of the Group has in the last 5 years been a party to a transaction to which sections 197, 198, 200, 201 or 203 CA 2006 or any predecessor statutory provision may apply or may have applied at the relevant time.

13                                  Pension arrangements

13.1                        Apart from the Disclosed Schemes, no Group Company operates, participates in or contributes to or has in the past operated, participated in or contributed to and no proposal has been announced to enter into or establish any arrangement or practice (whether legally enforceable or not and whether registered under Chapter 2 of Part 4 of the Finance Act 2004 or not) to provide Benefits, to or for the benefit of any of its past or present directors or employees or their dependants or to any person by virtue of a pension sharing order or provision relating to past or present directors or employees or their dependants.

13.2                        No Group Company is or has at any time since 27 April 2004 been connected with or an associate of (as those terms are used in the Pensions Act 2004) an employer in relation to an occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993) established in the UK which is not a money purchase scheme (as defined in section 181 of the Pension Schemes Act 1993) and no circumstances exist which could result in a Group Company being issued with a contribution notice or a financial support direction under sections 38 to 51 (inclusive) of the Pensions Act 2004.

13.3                        Each Group Company has complied with its obligations to consult, designate and facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999 and subsequent regulations.

13.4                       Details of action being taken by the Group Companies to the extent that is required to ensure compliance with their automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation are set on in the Disclosure Letter.

13.5                        The Disclosure Letter sets out all material details of the Disclosed Schemes including details of the basis upon which each Group Company has undertaken to contribute to the Disclosed Schemes and no amount due by a Group Company to the Disclosed Schemes is unpaid.

13.6                        No assurance, promise or guarantee (oral or written) has been made or given to any past or present director or employee of a Group Company of any particular level or amount of benefits (other than insured lump sum death in service benefits) to be provided for or in respect of him on retirement, death or leaving service or of any guaranteed investment returns on contributions paid to the Disclosed Schemes.

13.7                        No past employee or director who transferred to a Group Company under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (TUPE) has retired early on less favourable terms than he would have had under his pre-TUPE pension arrangement.  No past or present employee or director of a Group Company is entitled to early retirement terms which are different from those applicable under the Disclosed Schemes as a result of a previous TUPE transfer

14                                  Information technology

14.1                        Computer hardware and systems used by the Company

(a)                                 Details of all computer hardware, software and networks (excluding Standard Software, as defined below, which is not material to the Company) and systems used by the Company (and any related third party support or maintenance agreement or arrangements) are set out in the Disclosure Letter (Computer Systems).

(b)                                 Copies of all material contracts and licences (including support and maintenance contracts) relating to the Computer Systems have been disclosed in the Data Room Documents and, so far as the Warrantors are aware, none of the terms have been materially breached.

14.2                        Computer software used by the Company

(a)                                 The Company does not use any computer software other than standard off the shelf packages generally available to the public (Standard Software) and no Standard Software used by the Company has been materially modified.

(b)                                 The Company possesses all necessary licences with respect to its use of Standard Software and, so far as the Warrantors are aware, no licence terms have been breached.

14.3                        Data storage, back-up and system breakdowns

(a)                                 All records and systems and all data and information of the Company are recorded, stored, maintained or operated or otherwise held exclusively by the Company, they have not been disclosed to any third party and are not dependent on any facilities which are not under the exclusive ownership and control of the Company.

(b)                                 In the 18 month period immediately preceding the date of this Agreement, the Company has not suffered any failures or breakdowns of any of the Computer Systems which have resulted in significant or repeated disruption or loss and all necessary back-up systems are utilised to ensure that in the event of any fault in any Computer System, no more than one day’s data might be lost.

14.4                        The Computer Systems are not shared with any other person and no agreements or arrangements (binding or otherwise) exist for any other person to share or to have access to or use of the Computer Systems and the Computer Systems are not wholly or partly dependent upon any facilities not under the exclusive ownership or control of the Company.

14.5                        Support and maintenance

(a)                                 The Company has in force support contracts which cover all material items of hardware and software included in the Computer Systems.

(b)                                 The employees of the Company include a sufficient number who have the requisite knowledge and experience to ensure the proper operation of the Computer Systems.

(c)                                  The Company either has in its possession or is entitled to have immediate access to (in the event of the insolvency or breach of contract of the supplier or maintainer thereof), the source codes to all material items of computer software forming part of the Computer Systems, such source codes being, so far as the Warrantors are aware, sufficient to enable a reasonably skilled programmer to amend, enhance and maintain the software in question.

14.6                        Third party rights

The use of the Computer Systems by the Company in the ordinary course of the Business after Completion will not infringe the rights of any third party and, in respect of any third party rights which are used or required to be used by the Company in its use of the Computer Systems, the Company has in force valid licences for such use (copies of which are included in the Data Room Documents) and the Company has not materially breached the terms of such licences.

14.7                        Open Source Software

None of the software included in the Computer Systems and/or products or services provided by the Group, makes use of or includes any form of open source software in a manner that would: (i) require the disclosure or distribution in source code form of any of the software included in the Computer Systems and/or products or services provided by the Group; (ii) require the licensing of any of Computer Systems and/or products or services provided by the Group, for the purpose of making derivative works; (iii) impose any restriction on the consideration to be charged for the distribution of the Computer Systems and/or products or services provided by the Group, or any part thereof; and (iv) create, or purport to create, obligations on any member of the Group to grant to any third party, any rights or immunities under the Computer Systems and/or products or services provided by the Group, or any part thereof. So far as the Warrantor is aware, the Group is in material compliance with all open source licence agreements for the open source software it uses and the Warrantors have disclosed in writing where such open source software is incorporated or included.

14.8                        Data protection

(a)                                 The Company is compliant with all applicable data protection laws and has complied in all material respects with all relevant requirements of the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (including all binding codes of practice and guidance issued by the UK Information Commissioner thereunder) (or equivalent legislation applicable in other jurisdictions) (Data Protection Legislation), including (without limitation):

(i)                                     informing data subjects of the identity of the data controller, its nominated representative, the uses made of the data and any potential disclosures and obtaining their consent (if necessary) in connection with the processing of personal data;

(ii)                                  having in place appropriate technical and organisational measures against the accidental or unauthorised destruction, loss, alteration or disclosure of personal data and procedures to ensure that unauthorised persons do not have access to any equipment used to process such data;

(iii)                               having in place appropriate systems to identify which individuals have instructed any member of the Group that they do not wish to receive marketing information and comply with such instructions;

(iv)                              responding to requests from data subjects for access to data held by it; and

(v)                                 the requirements relating to the registration of data controllers.

(b)                                 The Company operates fully in compliance with its data protection policies and data protection manuals (attached to the Disclosure Letter).

(c)                                  No individual has claimed in writing to the Company, and as far as the Warrantors are aware no grounds exist for any data subject to make a valid claim for compensation from any member of the Group under the Data Protection Legislation for loss or unauthorised disclosure of data or for any contravention of any of the requirements of the Data Protection Legislation.

(d)                                 The Company has not received a written notice or written allegation from either the Information Commissioner (or the equivalent in any applicable jurisdiction) or a data subject alleging non-compliance with the data protection principles or any other provisions of the Data Protection Legislation.

(e)                                  So far as the Warrantors are aware, the Company has in the 18 month period immediately preceding the date of this Agreement complied in all material respects with Payment Card Industry Data Security Standard, Payment Application Data Security Standard and all applicable Regulations concerning data security.

15                                  Intellectual property

15.1                        Definitions

In this paragraph 15, unless the context otherwise requires:

Company IPR means all IPR owned by the Group

IPR means patents, registered designs, trade marks and service marks (whether registered or not and including applications for any of the foregoing), copyright, design right, trading names, database rights, rights in and to confidential information and know-how, domain names and all other intellectual property or proprietary rights anywhere in the world

15.2                        Company IPR in full force and effect

(a)                                 Full details of all Company IPR registered or applied for in the name of a Group Company are set out in the Data Room Documents. Save for IPR licensed to the Group, a Group Company is the sole legal and beneficial owner of the Company IPR and sole registered proprietor of the registered Company IPR.

(b)                                 Save for IPR licensed to the Group, the Company IPR is free from any encumbrance or other restriction and no Group Company is obliged to grant any encumbrance, licence, assignment, security interest or other right in respect of the Company IPR.

(c)                                  So far as the Warrantors are aware, the Company IPR is in full force and effect and not subject to any application for cancellation, amendment, licence of right or compulsory licence.

(d)                                 No Group Member has received written notice that and, so far as the Warrantors are aware, no item of Company IPR is the subject of a claim or opposition from any person as to title, validity, enforceability or entitlement and the Company has not received notification that there is any litigation or other proceedings (whether legal or administrative) on-going, pending or have taken place in the 18 month period immediately preceding the date of this Agreement, involving any of the Company IPR or so far as the Warrantors are aware any circumstances likely to give rise to any such proceedings.

(e)                                  All application, renewal and other official statutory and regulatory fees (and taxes due and payable) rendered to and received by the Company before the date of this Agreement relating to the administration of the Company IPR or for the protection or enforcement of the Company IPR have been duly paid in full and all steps have been taken for their maintenance and protection.

15.3                        No infringement of Intellectual Property of third parties

So far as the Warrantors are aware, the Company has not infringed or misappropriated in the 3 years prior to the Completion Date the IPR of any other person and no written claim has been received by a Group Company which alleges any such infringement or misappropriation.

15.4                        No infringement of Company IPR

So far as the Warrantors are aware, there is, and within the past 18 months there has been no actual or threatened infringement (including misuse of confidential information) or any event likely to constitute an infringement or breach by any third party of any of the Company IPR.

15.5                        Licences out to third parties

The Company has not granted and is not obliged to grant any licences under the Company IPR to any person.

15.6                        Confidential Information

So far as the Warrantors are aware, where information of a confidential nature has been developed or acquired by a Group Company in the 18 month period immediately preceding the date of this Agreement, such information (except insofar as it has fallen into the public domain through no fault of the Group Company) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed and, so far as the Warrantors are aware, there has not been a breach of such confidentiality obligations owed to any Group Company by any third party.

16                                  Property matters and interests in land

16.1                        The particulars of the properties

The particulars of the Properties set out in schedule 8 are true, complete and accurate.

16.2                        Extent of property interests

The Properties are the only land and buildings owned, used or occupied by the Group and no member of the Group has a right of use, option, right of first refusal or contractual obligation to purchase any land or buildings other than the Properties.

The Properties are the only land required by the Group in order to effectively and efficiently maintain the day to day running of the Business.

16.3                        Residual liability

No member of the Group has any actual or contingent liability in respect of previously-owned (under whatever tenure) property, including by way of guarantee or indemnity.

16.4                        Title

(a)                                 The member of the Group identified in schedule 8 is solely legally and beneficially entitled, and in possession and occupation of the whole of each of the Properties.

(b)                                 Those of the Properties which are occupied or otherwise used by the members of the Group in connection with their business are occupied or used by right of ownership or under lease or licence, the terms of which permit the occupation or use.

(c)                                  The Group has in its control all the title deeds and documents necessary to prove the relevant Group member’s good and marketable title to the Properties and the title deeds to be delivered to the Buyer on the Completion Date shall be original documents, properly stamped with stamp duty and registered, where required.

(d)                                 In relation to each lease, so far as the Seller is aware, the landlord and tenant have observed and performed in all material respects all covenants, restrictions and other encumbrances and no notice of any material subsisting breach on the part of the tenant has been received.

16.5                        Encumbrances

(a)                                 The Properties are free from any mortgage, debenture, charge (whether legal or equitable, fixed or floating) or other right in the nature of security including any which secure the payment of money or relate to any obligation or liability of any third party.

(b)                                 So far as the Seller is aware, all covenants, restrictions, stipulations and other encumbrances affecting the Properties have been materially observed and performed and no notice of any alleged breach has been received by the Company.

16.6                        Planning and use of properties

No notice of breach of any planning permissions, orders and regulations issued under the Planning Acts or any building regulations, consents and byelaws has been received by the Company in relation to the Properties.

16.7                        Complaints and disputes

(a)                                 No notices, complaints or requirements have been received by the Company (whether formally or informally) from any competent authority in relation to any of the Properties or any machinery, plant or equipment in them, and no member of the Group is aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

(b)                                 There exists no dispute between a relevant Group member and the owner or occupier of any premises adjacent to or neighbouring the Properties and no member of the Group is aware of any circumstances that may give rise to any such dispute.

17                                  Litigation, disputes and investigations

17.1                        Apart from (if relevant) the collection of debts in the ordinary course of the Business (involving debts of not more than £10,000 in any individual case or £100,000 in aggregate), the Company is not engaged, nor has it been engaged during the 18 months prior to the date of this Agreement, in any capacity in any litigation, arbitration, prosecution or other legal proceedings or alternative dispute resolution or in any proceedings or hearings before any Authority, in aggregate with a value of over £100,000 (together Proceedings).

17.2                        The Company has not, in the 18 months prior to the date of this Agreement, received any written notice that Proceedings are pending or threatened against it and the Warrantors are not aware that any such Proceedings are pending or threatened or of any circumstances that might give rise to the same. The Company has not given any notice of its intention to start

Proceedings against any person not being a Group Company, and nor, so far as the Warrantors are aware, are there any circumstances that give the Company a right to bring such Proceedings.

17.3                        So far as the Warrantors are aware, there is no outstanding judgment, order, decree, arbitral or mediation award or decision of any court, tribunal, arbitrator or Authority against the Company (or any person for whose acts the Company is vicariously liable).

17.4                        Neither the Company (nor so far as the Warrantors are aware any person for whose acts the Company is vicariously liable) is a party to any subsisting undertaking given to any court, tribunal or third party arising out of any proceedings of the kind described in this paragraph 17.

17.5                        The Company has not received notification that any investigation or enquiry is being or has been conducted by any Authority in respect of its affairs and the Warrantors are not aware of any circumstances which are likely to give rise to any such investigation or enquiry.   All correspondence between the Company and the Financial Services Authority (excluding that which is of a routine and non material nature) in the last three years is attached to the Disclosure Letter.

18                                  Insurance

18.1                        Details of insurance cover

(a)                                 The particulars of all insurance policies maintained by the Company or in respect of which it has an insured interest and currently in force (Policies) are detailed in full in the Disclosure Letter.

(b)                                 All premiums due in respect of the Policies have been paid and all Policies are valid and in force.

18.2                        Outstanding claims

No claim or claims exceeding £20,000 in any single case or in aggregate £100,000 is/are outstanding either by the insurer or the insured under any of the Policies.

18.3                        Claims made

Details of all claims made by the Company under any insurance policy in the last 3 years are set out in the Disclosure Letter.  So far as the Warrantors are aware, no circumstances exist which may give rise to a claim under any Policy and so far as the Warrantors are aware no circumstances exist which may void any Policy or materially change the premiums payable under a Policy.

19                                  Compliance and regulatory

19.1                        EU/competition matters

(a)                                 The Company conducts, and has conducted its business at all times in accordance with the requirements of all Competition Laws applicable to the Company and has not been and is not being investigated for any alleged non-compliance or infringement of such Competition Laws, nor so far as the Warrantors are aware has any third party made any allegations that the Company has not complied with or infringed such Competition Laws.

(b)                                 The Company is not subject to any prohibition, order, condition, undertaking, assurance or similar measure or obligation imposed by or under any of the Competition Laws.

(c)                                  For the purposes of paragraph 19.1 the term Competition Laws means any applicable laws, regulations or rules dealing with state aid, public procurement, anti-dumping, anti-competitive agreements decisions or concerted practices, monopolies, abuse of dominant position, other anti-competitive behaviour, merger situations or concentrations.

19.2                        Authorities required to carry on the Business

The Company has obtained all Authorities required for or in connection with the carrying on of its business as at the date of the Agreement in the places and in the manner in which such business is now carried on; such Authorities are in full force and, so far as the Warrantors are aware, there are no circumstances which may result in any such Authorities being revoked or not renewed.

19.3                        Books and records

The accounts, books, ledgers and financial records of the Group are in its possession, have been fully kept and do not contain material inaccuracies or omissions.

19.4                        Registers and minute books

All registers and minute books required by law to be kept by the Company have, in all material respects, been properly written up and contain a record of the matters with which they are required to deal and the Company has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect or should be rectified.

19.5                        Memoranda and articles of association, statutory books and resolutions

The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is accurate and complete.

19.6                       Documents filed

(a)                                 All returns, particulars, resolutions and documents required by CA 2006 or any other legislation to be filed with the Registrar of Companies, or other authority, in respect of each member of the Group have been duly filed.

(b)                                 All charges in favour of a member of the Group have (if appropriate) been registered in accordance with sections 860 and 878 CA 2006.

19.7                        Compliance with laws and regulations

(a)                                 The Company is not in violation of, or in default with respect to:

(i)                                     the FSMA, the Bribery Act 2010, any other law or regulation which aims to combat corruption, bribery and/or similar matters and all applicable anti-money laundering and anti-terrorism law and regulation to which the Company is subject; and

(ii)                                  any other applicable statute or regulation, order, decree or judgment of any court or any governmental agency and no Group Company has received any notice or correspondence alleging any such violation.

(b)                                 The Company has, in the five years before the date of this Agreement, held all licences, exemptions, memberships, consents, permissions, approvals, certificates, qualifications and registrations and other authorisations (Authorisations) which are legally required for its business.

(c)                                  All necessary filings required to be made to the FSA to comply with FSMA have been duly made.

(d)                                 So far as the Warrantors are aware, the Authorisations will not be cancelled, suspended or revoked in whole or in part, whether as a result of this Agreement or otherwise.

(e)                                  All officers, directors, members, employees of the Company who are required to be registered as “approved persons” with the FSA are currently registered in the appropriate capacity and no suspension, cancellation of any of them is threatened, nor do any grounds exist which are reasonably foreseeable as resulting in any such suspension or cancellation.

(f)                                   The marketing of any services and products has, in the five years before the date of this Agreement, been conducted in accordance with the FSMA and any other applicable laws and regulations of the regulatory authorities of the relevant jurisdiction to which the Company is legally obliged to conform and all documents and financial promotions issued or made by the Company or for which the Company was responsible which relate to the marketing of its services or the promotion of any product were in compliance with the requirements of FSMA and all applicable laws and regulations.

20                                  Constitutional

20.1                        Details concerning the Company

(a)                                 The Company is a private company limited by shares duly incorporated in England and Wales.

(b)                                 The information in schedules 1 and 2 is true, accurate in all material respects and not misleading.

(c)                                  The Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, has full corporate power and authority to carry on its business and to own its assets and has not received any written notice to the contrary.

(d)                                 There is no Security Interest over any share held by any Group Company and no person has claimed to be entitled to any such Security Interest.

(e)                                  All Shares in the capital of the Company are fully paid and no shares in the capital of a Group Company have been issued at a discount.

(f)                                   No shares held by a Group Company are, or represent assets which were, the subject of a transfer at an undervalue (within the meaning of section 238 or 339 of CA 2006) within the past 5 years.

20.2                        Interests of the Company in other entities

Save as disclosed in schedule 1, the Company has no:

(a)                                 interest in the share or loan capital of, or other investment in, any person;

(b)                                 interest in, or membership of, any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing profit or losses;

(c)                                  branch, agency, place of business or permanent establishment outside the United Kingdom or substantial assets outside the United Kingdom,

(d)                                 and is not party to any agreement to acquire or establish any of the above.

20.3                        No shares or loan capital of the Group Companies under option

Save as provided for in this Agreement, there is no agreement or arrangement in force (whether conditional or not) which (i) provides for or requires the present or future creation, allotment, issue, sale, transfer, redemption or repayment of any share or loan capital of the Company, or (ii) grants or requires the grant to any person of the right to call for the creation, allotment, issue, sale, transfer, redemption or repayment of any such share or loan capital, and in the case of both (i) and (ii) no person has claimed to the contrary.

21                                  Insolvency

21.1                        No order has been made and no resolution has been proposed or passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented for the purpose of winding up the Company.

21.2                        No administration order has been made in respect of the Company and no petition or other application to the court for such an order has been presented or made and no administrator has been appointed (or notice of intention so to appoint filed in court) in respect of the Company.

21.3                        No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or in respect of all or any material part of its assets.

21.4                       No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 or any other applicable insolvency law in respect of the Company.

21.5                        No moratorium has been sought or granted under any applicable insolvency law in respect of the Company.

21.6                        No compromise or arrangement has been proposed, agreed to or sanctioned in respect of the Company, nor has any application been made to or filed with the court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement.

21.7                        The Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or any equivalent provision of any other applicable insolvency law).

21.8                        So far as the Warrantors are aware, no distress, execution or other process has been levied or threatened in respect of any asset of the Company

Schedule 5

Limitations on the Warrantors’ liability

22                                  Application of this schedule

The provisions of this schedule apply notwithstanding, and in priority to, any other provision of this Agreement, except that only paragraphs 24.1 (Maximum liability), 25 (Liability of each Warrantor),  27 (Time limits), 33 (No double recovery), 34 (Remedies and rescission), 35 (Fraud) and 36 (Reduction in Purchase Price) shall apply to any Tax Covenant Claim.

23                                  Basis of liability

23.1                        The Warrantors shall have no liability for any claim under this Agreement or any Locked Box Claim to the extent that the Company may bring a claim in respect of the same loss, liability, facts or circumstances under the Put Option Sale Agreement and where its entitlement to recover under the Put Option Sale Agreement would not be less than under this Agreement.

24                                  Maximum liability

24.1                        The maximum aggregate liability of the Warrantors for all General Warranty Claims and Tax Warranty Claims will not exceed £2,659,005

24.2                        The maximum aggregate liability of the Warrantors for all Tax Covenant Claims and claims under clause 8.2 of this Agreement will not exceed £5,318,011.

25                                 Liability of each Warrantor

25.1                        The liability of the Warrantors for any Claim shall be joint and several.

25.2                        Notwithstanding any other provision of this Agreement, the maximum aggregate liability of each Warrantor for Claims and claims under clause 8.2 of the Agreement will not exceed the amount specified against his name in the table below, less in the case of each amount set out in column (C) an amount equal to any Tax payable by such Warrantor in respect of the sale of his shares pursuant to this Agreement or the sale of his shares in LBM Holdings (UK) Limited pursuant to the Put Option Sale Agreement, save to the extent such Warrantor is able (using all reasonable efforts) to obtain a reduction or refund of any Tax payable or paid by him in consequence of making a payment in respect of a Claim:

(A) Name of Warrantor	(B) Aggregate liability for all General Warranty Claims and Tax Warranty Claims (£)	(C) Aggregate liability for all Claims and claims under clause 8.2 of the Agreement (£)
Anthony Bailey	398,851	797,702
Mark Bates	1,063,601	2,127,203
Nicola Beamish	398,851	797,702
Christopher Metcalfe	398,851	797,702
David Walters	398,851	797,702
Total	2,659,005	5,318,011

26                                  Small claims and threshold

26.1                        The Warrantors (or any of them) will not be liable for any General Warranty Claim or Tax Warranty Claim unless the amount of such liability, following application of the other provisions of this schedule, exceeds £35,250 (an Excluded Claim).

26.2                        Subject to paragraph 26.1, the Warrantors (or any of them) will not be liable for any General Warranty Claim or Tax Warranty Claim unless the aggregate liability for all such General Warranty Claims and Tax Warranty Claims, following application of the other provisions of this schedule, exceeds £352,500 in which case the Warrantors (or any of them) will, subject to the other provisions of this schedule, be liable for the whole of such amounts and not merely the excess.

27                                  Time limits

27.1                        The Warrantors (or any of them) will not be liable for any Claim unless the Buyer serves notice of the Claim on each Warrantor (specifying in reasonable detail the nature of the Claim and, so far as is practicable, the amount claimed in respect of it) as soon as reasonably practicable after the board of directors of the Buyer is notified of such Claim.

27.2                       The Warrantors will not be liable for any Claim unless the Buyer serves notice of such Claim:

(a)                                 in the case of any Tax Warranty Claim or Tax Covenant Claim, by the sixth anniversary of the date of this Agreement; and

(b)                                 in the case of any General Warranty Claim, by the earlier of:

(i)                                     the date on which the audit of the statutory accounts for the financial year ended 31 May 2014 has been completed; and

(ii)                                  the date falling 24 months after the date of this Agreement.

27.3                        A Claim notified to the Warrantors and not satisfied, settled or withdrawn will be unenforceable against the Warrantors on the expiry of the period of six months starting on the day of notification of the Claim, pursuant to paragraph 27.1, unless proceedings (including particulars of claim) in respect of such Claim have been both issued and validly served on the Warrantors within that period.

27.4                        The Buyer will not be prevented by paragraph 29(d) from notifying, pursuant to paragraph 27.2, a Claim to which that paragraph applies. If any such Claim is notified within the applicable time limit in paragraph 27.2 then the six month period referred to in paragraph 27.3 will commence on the day on which paragraph 29(d) ceases to prevent the Buyer taking any further steps to pursue the relevant Claim.

28                                  Rights to information

28.1                        If the Buyer gives any notice of any General Warranty Claim under paragraphs 27.2, 30 and 31, the Buyer shall, and shall ensure that each Group Company and each member of the Buyer’s Group shall, allow the Warrantors and its authorised representatives and professional advisers access, at the cost and expense of the Warrantors, for the purposes of the relevant General Warranty Claim or Third Party Claim to the premises and personnel of each Group Company, and to any relevant records and information of each Group Company, (other than records or other information which would be subject to legal privilege), and permit the Warrantors and those representatives and advisers to make copies (at its own cost) of those records and information.

28.2                        Access under paragraph 28.1 may be required only at reasonable times during normal business hours and on reasonable notice and will be subject to the Warrantors giving such undertakings as to confidentiality as the Buyer may reasonably require.

29                                  General limitations

The Warrantors will not be liable for any General Warranty Claim and accordingly no General Warranty Claim may be brought to the extent that:

(a)                                 the Buyer, any member of the Buyer’s Group or any Group Company is entitled to recover for the relevant loss or damage under the terms of any insurance policy for the time being in force, provided that the time period referred to in paragraph 27.2 will be suspended from the date on which notice of a claim is given under the relevant insurance policy until such insurance claim is determined whereupon the period in paragraph 27.2 shall continue to run;

(b)                                 any facts, matters or circumstances giving rise to such General Warranty Claim are specifically and identifiably provided for in the Locked Box Accounts;

(c)                                  the General Warranty Claim arises wholly or partly out of or in connection with, or the amount of the General Warranty Claim is increased by:

(i)            any fact, matter or circumstance provided for, or contemplated by, this Agreement or any other Transaction Document or arising from the implementation of this Agreement or any other Transaction Document;

(ii)           any voluntary act, omission, transaction or arrangement carried out by, at the request of or with the approval of the Buyer or any of their respective officers, employees or agents before, or at Completion;

(iii)          any voluntary act, omission, transaction or arrangement of the Buyer or any member of the Buyer’s Group or any of their respective officers, employees, agents or successors in title after Completion;

(iv)          any breach by the Buyer of any of its obligations under this Agreement or any other Transaction Document;

(v)           any reorganisation or change in ownership of any Group Company or of the Buyer on or after Completion;

(vi)          any asset acquired or disposed by any member of the Buyer’s Group after Completion;

(vii)         the passing of a resolution for the winding up of any Group Company after Completion;

(viii)        any change in the nature of, or manner of conducting, the business of any Group Company after Completion;

(ix)          any:

(A)                               passing of or change in any statutory or other binding or advisory legislative or regulatory provision after the date of this Agreement;

(B)                               publication or withdrawal of any decision of the courts or any other relevant regulatory authority after the date of this Agreement; or

(C)                               withdrawal after the date of this Agreement of any extra statutory or other concession previously made by or any change in published practice of HMRC or other taxation or regulatory authority or any increase in the rates of Tax in force at the date of this Agreement;

(x)                                 any change after the date of this Agreement in the principles, policies or methods used in the preparation of the audited accounts of any Group Company or member of the Buyer’s Group; or

(xi)                              any change on or after Completion to the accounting reference date of any Group Company or member of the Buyer’s Group;

(d)                                 the loss or liability suffered or incurred by the Buyer to which the General Warranty Claim relates is contingent, future or unascertainable and no General Warranty Claim may be brought for such loss or liability until the Buyer actually suffers the loss or incurs the liability in question; or

(e)                                  the loss or liability to which the General Warranty Claim relates has been or is made good or otherwise compensated for at no expense to the Buyer or any member of the Buyer’s Group.

30                                  Recovery from third party

30.1                        Where the Buyer or any member of the Buyer’s Group may be entitled (whether by reason of payment, discount, credit, relief or otherwise, but not by reason of insurance which is provided for under paragraph 29(a) of this schedule) to recover from a third party any sum for any damage or liability which is or could be the subject of a General Warranty Claim (a Third Party Recovery), the Buyer:

(a)                                 shall notify the Warrantors of the Third Party Recovery as soon as reasonably practicable after the Buyer or relevant member of the Buyer’s Group becoming aware that it may be entitled to make the Third Party Recovery, and in any event prior to taking any material step to enforce, compromise, settle or waive any right in relation to that Third Party Recovery;

(b)                                 shall provide the Warrantors with such information as the Warrantors may reasonably require relating to the Third Party Recovery and shall keep the Warrantors reasonably informed of any material development in the conduct of the Third Party Recovery (save to the extent in each case that doing so would have the effect of waiving any legal privilege relating to the Third Party Recovery); and

(c)                                  whether before or after the Warrantors discharge any General Warranty Claim, the Buyer shall, if so required by the Warrantors and subject to the Warrantors paying the Buyer’s reasonable costs and expenses (Buyer’s Expenses), take, and procure that the relevant member of the Buyer’s Group takes, all steps (whether by way of claim against the relevant third party or otherwise) in relation to such General Warranty Claim as the Warrantors may reasonably require to enforce such Third Party Recovery, keep the Warrantors informed to the Warrantors’ reasonable satisfaction of the progress of any action taken and, if the Warrantors have already discharged all or part of General Warranty Claim, pay over to the Warrantors all amounts recovered (net of any Tax thereon) under a Third Party Recovery in respect of that Claim up to the amount previously discharged by them in respect of that General Warranty Claim, less all outstanding Buyer’s Expenses.

provided that nothing in this paragraph 30.1 shall require the Buyer or any member of the Buyer’s Group to take or refrain from taking any action if the Buyer reasonably considers that taking such action or refraining from taking such action will materially and adversely affect the goodwill, financial position or bona fide commercial interests of, or the business carried on by, the Buyer’s Group or any member of it.

30.2                        Any General Warranty Claim will be limited (in addition to the other limitations on the Warrantors’ liability referred to in this schedule) to the amount by which the loss or damage suffered by the Buyer as a result of such breach exceeds the amount (if any) actually recovered (net of any Tax thereon) by way of the Third Party Recovery (less all Buyer’s Expenses payable in respect of such Third Party Recovery).

31                                  Claims by third party

31.1                        If grounds for any General Warranty Claim arise as a result of a claim by a third party or grounds for a claim to be brought against a third party which are based on circumstances which are reasonably likely to give rise to grounds for any General Warranty Claim, the Buyer shall:

(a)                                 notify the Warrantors in writing of the Third Party Claim as soon as reasonably practicable upon a director or the secretary of the Buyer becoming aware of the Third Party Claim (and, in any event, within 10 Business Days of becoming aware of the Third Party Claim) and where practicable prior to taking any material step to defend the Third Party Claim or to compromise, settle or waive any right in relation to the Third Party Claim; and

(b)                                 provide (save to the extent that doing so would have the effect of waiving an legal privilege relating to the Third Party Claim) the Warrantors with such information, documents and records as the Warrantors may reasonably require relating to the Third Party Claim and shall keep the Warrantors informed of any material development in the conduct of the Third Party Claim and consult with the Warrantors prior to taking any course of action unless to take such course of action would have a material adverse effect on the business of any member of the Group.

provided that nothing in this paragraph 31.1 shall require the Buyer or any member of the Buyer’s Group to take or refrain from taking any action if the Buyer reasonably considers that taking such action or refraining from taking such action will materially and adversely affect the goodwill, financial position or bona fide commercial interests of, or the business carried on by, the Buyer’s Group or any member of it.

31.2                        Notwithstanding the foregoing provisions of this paragraph 31, no failure by the Buyer to comply with this paragraph 31 shall in any way have effect so as to prejudice the ability or right of the Buyer to bring a claim under schedule 4 (Warranties) at any time.

32                                  Duty to mitigate

Nothing in this Agreement will be deemed to relieve the Buyer from its common law duty to mitigate its loss.

33                                  No double recovery

The Buyer will not be entitled to recover damages or any other amount in respect of any Claim or Locked Box Claim or otherwise obtain reimbursement or restitution more than once in respect of the same matter, loss or liability and for this purpose any payment by the Warrantors under the Tax Covenant will be deemed to satisfy any Claim in respect of the same matter, loss or liability and vice versa.

34                                  Remedies and rescission

The sole remedy of the Buyer for any breach of this Agreement will be an action for damages or a claim under the Tax Covenant and the Buyer will not be entitled to rescind or terminate this Agreement in any circumstances whatsoever.

35                                  Fraud

The provisions of this schedule 5 (Limitations on the Warrantors’ Liability) will not apply to any Claim insofar as it results from the fraud of the Warrantors.

36                                  Reduction in Purchase Price

Any payment made by the Warrantors in respect of any Claim will take effect as a reduction in the Purchase Price but not so as to limit the amount payable where not wholly possible.

37                                  Debt Capitalisation

The Warrantors will not be liable for any Claim, Locked Box Claim or otherwise under this Agreement and accordingly no Claim, Locked Box Claim or other claim may be brought, in respect of any loss or liability of any member of the Group (including, without limitation, any Taxation Liability) arising as a result of, in connection with or by reference to, the Debt Capitalisation.

Schedule 6

Buyer’s Warranties

1                                         The Buyer is a company duly incorporated and validly existing under the laws of the Netherlands and has the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this Agreement and any other Transaction Document to which it is a party.

2                                         This Agreement constitutes, and the other Transaction Documents executed or to be executed by the Buyer will, when executed, constitute valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

3                                         The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document will not:

(a)                                 breach any provision of the constitutional documents of the Buyer;

(b)                                 breach or constitute a default under any agreement or arrangement to which it is a party or by which it is bound;

(c)                                  breach any applicable laws or regulations, or any orders, judgements or decrees of any Authority.

4                                         The Buyer has obtained all consents, approvals and authorisations necessary from all relevant Authorities to execute and perform its obligations under this Agreement and all the other Transaction Documents.

5                                         In relation to the Buyer and each member of the Buyer’s Group:

(a)                                 no order has been made and no resolution has been proposed or passed for the winding up of or for a provisional liquidator to be appointed in respect of any of them and no petition has been presented for the purpose of winding up any of them;

(b)                                 no administration order has been made in respect of any of them and no petition or other application to the court for such an order has been presented or made and no administrator has been appointed (or notice of intention so to appoint filed in court) in respect of any of them;

(c)                                  no receiver (which expression shall include an administrative receiver) has been appointed in respect of any of them or in respect of all or any material part of their respective assets;

(d)                                 no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any of them; and

(e)                                  so far as the Buyer is aware, no distress, execution or other process has been levied or threatened in respect of any of their respective assets.

Schedule 7

Data Room Index

Schedule 8

The Properties

Number	Address	Proprietor	Date of lease	Parties to lease	Term	Land Registry title number (if applicable)
1	LBM House, Unit J, Atlantic Street, Broadheath, Altrincham, Cheshire WA14 5FY	Property Alliance Group Limited	8 March 2011	(1) Property Alliance Group Limited (2) LBM Direct Marketing Limited	10 years from 8 March 2011	GM874174 and GM151063 and MAN174004
2	LBM Contact Centre, Units 1, 3, 4 & 5 Atlantic Point, Atlantic Street, Broadheath, Altrincham, Cheshire WA14 5DE	Property Alliance Group Limited	8 March 2011	(1) Property Alliance Group Limited (2) LBM Direct Marketing Limited	10 years from 8 March 2011	GM691451 and MAN174654
3	LBM Training Centre, Unit G, Lyon Industrial Estate, Off Atlantic Street, Broadheath, Altrincham, Cheshire WA14	Max Industrial GP Limited	28 November 2001	(1) Saville Gordon Properties Limited (2) LBM Direct Marketing Limited	15 years from 28 November 2001	GM856793 and GM168893

4	Paul House, Horsfield Way, Bredbury Industrial Park, Bredbury, Stockport SK6 2SU	The Dean and Canons of Manchester Cathedral	29 September 2003	(1) Property Alliance Group Limited (Original Landlord). The Dean and Canons of Manchester Cathedral (Present Landlord). (2) Saville Gordon Properties Limited	11 years from 28 April 2003	GM628450
5	Unit F, Part Fifth Floor, Pear Mill, Pear Industrial Estate, Stockport Road, Bredbury, Stockport	Lee-Mar Estates Limited	30 May 2012	(1) Lee-Mar Estates Ltd (2) LBM Direct Marketing Limited	7 months from 21 May 2012	GM757408 and GM148637
6	Shenton House, Unit 2, Stake Hill Lane, Hill Lane, Stake Hill Industrial Estate, Middleton M24 2UG	Kastwell Limited	14 June 2004	(1) Valerie Ann Russell and Elizabeth Ann McGowan (Original Landlord). Kastwell Limited (Present Landlord). (2) LBM Direct Marketing Limited (3) LBM Holdings (UK) Limited	15 years from 18 May 2004	GM854820 / MAN454

7	Unit 9 Millennium Way, Springvale Business Park, Springfield Road, Belfast BT12 7AL	Property Alliance Group Limited	2 June 2006	(1) Property Alliance Group Limited (2) LBM Direct Marketing Limited (3) LBM Holdings (UK) Limited	15 years from 30 January 2006	Not known.
8	Part of Ground Floor Premises and First Floor at Whiterock Business Park, Whiterock, Belfast	Invest Northern Ireland	25 June 2012	(1) Invest Northern Ireland (2) LBM Direct Marketing Limited	1 year from 15 June 2012	Not known.
9	Land on South Side of Bentley Avenue, Stake Hill Industrial Park, Middleton M24 2UG	Kastwell Limited	14 June 2004	(1) Property Alliance Group Limited (Original Landlord). Kastwell Limited (Present Landlord). (2) LBM Direct Marketing Limited (3) LBM Holdings (UK) Limited	15 years from 18 May 2004	Not known.

Schedule 9

Tax

Part 1- General

38                                  Interpretation

38.1                        In this schedule (unless the context otherwise requires):

Accounts Relief means any Relief which is shown as an asset in the Locked Box Accounts or is taken into account in computing (and so reducing or eliminating) any provision for deferred Taxation which appears, or which but for the presumed availability of the Relief would have appeared, in the Locked Box Accounts

Actual Taxation Liability means a liability to make an actual payment of Taxation whether or not such Taxation is also or alternatively chargeable against or attributable to any other person

Auditors means the auditors for the time being of the Company

Buyer’s Tax Group means the Buyer and any company which is or within the six years prior to the date of Completion has been or after Completion becomes, a member of the same group of companies as, or is associated or connected with, the Buyer in each case for any Tax purpose

Claim means any assessment, notice, demand or other document issued or action taken by or on behalf of any Taxation Authority or any form of return, computation or self assessment required by law from which it appears that the Company is subject to or is sought to be made subject to, or will or might become subject to, any Taxation Liability or that a breach of any Tax Warranty has occurred

CTA 2009 means the Corporation Tax Act 2009

CTA 2010 means the Corporation Tax Act 2010

Deemed Taxation Liability means:

(a)                                 the setting off of a Post-Accounts Relief against an Actual Taxation Liability of the Company in respect of which the Warrantors would have been liable under the Tax Covenant or (as the case may be) against income, profits or gains which would have given rise to such an Actual Taxation Liability (Set Off Liability), in which event the amount of the Set Off Liability is in the former case the amount of the Actual Taxation Liability eliminated by such setting off and in the latter case the amount of the Actual Taxation Liability of the Company which would have arisen but for such setting off

(b)                                 the unavailability of an Accounts Relief in consequence of an Event occurring on or before Completion in which event the amount of the Deemed Taxation Liability is:

(i)                                     where the Accounts Relief unavailable is a deduction from or set-off against either Taxation or income, profits or gains (Unavailable Relief Liability), the amount of the Actual Taxation Liability of the Company to arise which would not have arisen or could have been avoided but for such unavailability and

(ii)                                  where the Accounts Relief unavailable is a right to a repayment of Taxation (Unavailable Repayment Liability), the amount of Taxation which would have been repaid but for such unavailability

Event means any event, occurrence, omission, transaction, act or failure to act whatsoever including, without limitation, the earning, accrual or receipt, or deemed (for Tax purposes) earning, accrual or receipt, of any income, profits or gains

FA means the Finance Act

Group Relief has the meaning given to that expression by section 97 CTA 2010

ICTA means the Income and Corporation Taxes Act 1988

IHTA means the Inheritance Tax Act 1984

Independent Expert means a member of the Chartered Institute of Taxation or the Institute of Chartered Accountants in England and Wales independent of the parties who has had a specialised Taxation practice for at least ten years and who shall be appointed by agreement between the relevant parties or (failing such agreement and upon  the first application made by any such party) by the President of the Chartered Institute of Taxation or the Institute of Chartered Accountants in England and Wales as the case may be

ITA means the Income Tax Act 2007

ITEPA means the Income Tax (Earnings and Pensions) Act 2003

Post-Accounts Relief means any Relief which arises solely in consequence of or by reference to an Event occurring (i) in the ordinary course of business after the Locked Box Date but on or before Completion or (ii) after Completion, and not in consequence of or by reference to any Event occurring on or before the Locked Box Date (but shall not include any Windfall Relief) and any Relief accruing to any member of the Buyer’s Tax Group (not being a Relief of, or made available by the Company)

Refund means a tax refund relating to an accounting period within the meaning of section 963 CTA 2010

Relief means any loss, allowance, exemption, set off, deduction, credit or other relief from any Taxation or in the computation of income, profits or gains for the purpose of any Taxation and any right to a repayment of Taxation

Seller Relief means any Relief which is or becomes available to the Company, in consequence of or by reference to an Event occurring prior to the Locked Box Date, other than an Accounts Relief or a Post-Accounts Relief

Taxation means:

(c)                                  any form of tax, and any levy, duty, impost, contribution (including, without limitation, national insurance contributions (including employer’s national insurance contributions but only to the extent legally permissible)) deduction, or withholding in the nature of tax whether governmental, statutory, state, provincial, local governmental or municipal whenever created or imposed and whether of the United Kingdom, part of the United Kingdom or elsewhere but not including uniform business rates, water rates, community charge, council tax or any tax, charge, rate or duty similar to, corresponding with, replacing or replaced by any of them and

(d)                                 all charges, surcharges, interest, penalties and fines relating to any Taxation falling within paragraph (a) of this definition

Taxation Authority means any  authority or person, whether of the United Kingdom, part of the United Kingdom or elsewhere, competent to impose, assess or collect any Taxation

Tax Covenant means paragraphs 47 and 48 of part 2 of schedule 9

Taxation Liability means any Actual Taxation Liability, any Deemed Taxation Liability and any costs, interest, fees and expenses falling within paragraph 11.2

Tax Warranties means the warranties set out in part 3 of schedule 9

TCGA means the Taxation of Chargeable Gains Act 1992

unavailability means, in relation to a Relief, the reduction, modification, claw back, counteraction, disallowance or cancellation of or failure to obtain that amount of that Relief and unavailable shall be construed accordingly

VAT means (a) any Taxation imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by VATA and legislation and regulations supplemental thereto); and (b) any other Taxation of a similar nature (including, without limitation, sales tax, use tax, consumption tax and goods and services tax) whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax as referred to in (a), or elsewhere

VATA means the Value Added Tax Act 1994

Windfall Relief means any Relief falling within paragraph 41.2

38.2                        In this schedule (unless the context otherwise requires):

(a)                                 references to Company, whether express or implied, shall be read and construed as references to each of LBM Holdings Limited (incorporated in England and Wales under number 5188274) and each member of the Group individually as if the provisions of this schedule were set out in full in respect of each such company;

(b)                                 references to persons include an individual, corporation, partnership, unincorporated association, or body of persons and any state or any agency thereof;

(c)                                  references to parts are references to parts of this schedule;

(d)                                 references to:

(i)                                     an Event occurring includes an event deemed to have occurred for the purposes of the Taxation in question;

(ii)                                  an Event on or before a particular date includes an Event which is deemed for the purposes of the Taxation in question to have occurred on or before that date;

(e)                                  references to:

(i)                                     income, profits or gains earned, accrued or received includes an income, profits or gains deemed to be earned, accrued or received for the purposes of the Taxation in question; and

(ii)                                  income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period includes income, profits or gains which are deemed for the purposes of the Taxation  in question to have been earned, accrued or received on or before that date or in respect of that period.

39                                  Exclusions and Limitations

39.1                        The Warrantors shall not be liable for breach of any Tax Warranty in respect of any Taxation Liability (or where the loss, liability or damage arising in consequence of a breach of any Tax Warranty is any Taxation Liability) or under the Tax Covenant in respect of any Taxation Liability to the extent that:

(a)                                 provision or reserve for it is made in the Locked Box Accounts;

(b)                                 it was paid or discharged on or before the Locked Box Date and such payment or discharge is reflected in the Locked Box Accounts; or

(c)                                  it arises in consequence of an Event in the ordinary course of business of the Company since the Locked Box Date (and, for the avoidance of doubt, any Taxation which arising as a result of or in respect of Leakage (other than Permitted Payments) does not arise in consequence of an Event in the ordinary course of business) and, without limitation, for the purposes of this paragraph 39.1(c) each of the following Taxation Liabilities shall be deemed to so arise:

(i)                                     any liability to corporation tax in respect of actual (as opposed to deemed) income profits or gains earned, accrued or received by the Company since the Locked Box Date;

(ii)                                  any liability to VAT in respect of any supply, importation or acquisition of or by the Company in the ordinary course of business since the Locked Box Date; or

(iii)                               any Taxation Liability which is, or arises as a result or in respect of, a Permitted Payment; or

(d)                                 any Seller Relief is or becomes available (or is made available for no consideration) to the Company to mitigate the Taxation Liability or breach; or

(e)                                  it arises in consequence of, or would have been reduced or eliminated but for:

(i)                                     any act or omission of any member of the Buyer’s Group after Completion otherwise than in the ordinary course of the business of such company as carried on at Completion and otherwise than pursuant to a legally binding obligation of the Company in existence at Completion provided that this paragraph 39.1(e)(i) shall not apply to an act or omission which could not have been reasonably avoided by the Buyer’s Group or in respect of which the Buyer was neither aware, nor ought reasonably to have been aware, would give rise to the Taxation Liability in question; or

(ii)                                  the Company ceasing to carry on any trade or business after Completion or effecting a major change after Completion in the nature or conduct of any trade or businesses carried on by it; or

(iii)                               the Company changing the date to which it makes up its accounts or changing any of its accounting policies, bases, practices or principles (including, without limitation, the treatment of timing differences and the bases on which the Company values its assets) in either case after Completion except if such change is required to comply with GAAP as applicable to the Company immediately prior to Completion; or

(iv)                              any member of the Buyer’s Group disposing of any capital asset after Completion which results in the realisation of any chargeable gain by any member of the Buyer’s Group;

(v)                                 the Company ceasing to be a member of a group for the purposes of any Taxation, after Completion but not where such cessation occurs as a result of Completion; or

(vi)                              the failure by or omission of the Company after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was permitted by law and of which the Buyer had (whether before, on or after Completion) written notice and is taken in account:

(A)                               in computing and so reducing any provision which appears in the Locked Box Accounts (or eliminating any provision which would otherwise have appeared in the Locked Box Accounts); or

(B)                               in computing any right to repayment of Taxation which appears in the Locked Box Accounts;

or the withdrawal or amendment by the Company after Completion of any such claim, election, surrender, disclaimer, notice or consent made by the Company prior to Completion which withdrawal or amendment was not assumed in preparing the Locked Box Accounts; or

(vii)                           any claim, election, surrender, disclaimer, notice or consent made by the Company after Completion, the making or doing of which was not taken into account:

(A)                               in computing and so reducing any provision which appears in the Locked Box Accounts (or eliminating any provision which, would otherwise have appeared in the Locked Box Accounts); or

(B)                               in computing any right to repayment of Taxation which appears in the Locked Box Accounts; or

(viii)                        any failure by the Buyer or the Company to comply with their respective obligations under this schedule; or

(ix)                              any new, or a change in, any legislation, secondary legislation, regulation, directive or order or any change in the rate of any Taxation or any imposition of Taxation or change in the practice of, or published concession operated by, any Taxation Authority in each case announced and coming into effect after Completion; or

(x)                                 the earning, receipt or accrual of any actual income, profit or gain prior to the Locked Box Date which is actually retained by the Company at Completion (or has been expended in the ordinary course of business of the Company since the Locked Box Date) and which is not recognised in the Locked Box Accounts and which should have been so recognised; or

(xi)                              the rate or average rate of any Taxation for any period which is applicable to the Company increasing as a result of the Company ceasing to be subject to corporation tax at the small companies’ rate (or qualifying for relief under section 19 CTA 2010) and becoming subject to corporation tax at the rate applicable to companies generally; or

(f)                                   such Taxation Liability is a liability to interest on instalment payments paid on or before Completion under paragraph 7 of the Corporation Tax (Instalment Payments) Regulations 1998 which interest is only payable by reason of any instalment payments made before Completion proving to be insufficient as a result of profits earned by the Company after Completion proving to be greater than was reasonably estimated by the Company at the time such instalment was made; or

(g)                                  it is a liability to any interest, penalty, fine or surcharge which arises as a result of or by reference to any unreasonable delay or default on the part of any member of the Buyer’s Group after Completion which the Buyer ought reasonably to have been aware of; or

(h)                                 the Buyer has recovered damages or any other amount under this Agreement (whether for breach of Warranty, under this schedule or otherwise) in respect of the same loss, liability, damage or Event or to the extent the Buyer or the Company have otherwise obtained reimbursement or restitution from the Warrantors; or

(i)                                     it is a liability to stamp duty or stamp duty reserve tax which arises in respect of the acquisition by the Company of the B ordinary shares in the capital of LBM Holdings (UK) Limited.

40                                  Mitigation of liability

The Warrantors may, in particular but without limitation, by notice in writing to the Buyer avoid or reduce any liability which the Warrantors would, apart from this paragraph 40, have under the Tax Covenant or for breach of any Tax Warranty by surrendering or procuring the surrender to the Company of Group Relief, a Refund or any other Relief (other than an Accounts Relief or Post-Accounts Relief without the Buyer or the Company being liable to make any payment in consideration for such surrender) and the liability of the Warrantors under the Tax Covenant or for breach of any Tax Warranty shall be satisfied or avoided to the extent of the amount of Taxation which could be satisfied or avoided as a result of such surrender. The Buyer shall procure that the Company takes all such steps, including (without limitation) making and giving all such claims and consents as may be necessary to effect any such surrender.

41                                  Over-provisions and Windfall Reliefs

41.1                        The Buyer shall at the request of the Warrantors require the Auditors to determine (as experts and not as arbitrators and at the expense of the Warrantors) whether:

(a)                                 any provision for Taxation in the Locked Box Accounts has proved to be an over-provision and if so its amount;

(b)                                 any right to a repayment of Taxation treated as an asset in the Locked Box Accounts has proved to be understated and if so its amount or, where no right to repayment of Taxation was treated as an asset in the Locked Box Accounts, whether any such amount should have been treated as an asset in the Locked Box Accounts and if so the amount but this paragraph 41.1(b) shall not apply to the extent that any or any part of the understatement arises as a result of a change in law first announced and coming into effect after Completion; or

(c)                                  any Actual Taxation Liability which arises or would otherwise have arisen (other than one which would otherwise have given rise to a corresponding liability of the Warrantors under the Tax Covenant ignoring for these purposes the effects of paragraphs 24, 25.2, 26 and 27 of schedule 5) is avoided or reduced or any repayment of an amount of Taxation is obtained in either case by the use of a Seller Relief, and, if so, the amount of Taxation so saved or the amount of that repayment; and

if the Auditors determine that there has proved to be any such over-provision,  understatement or amount, the amount of such over-provision, understatement or amount (as the case may be) shall be dealt with in accordance with paragraph 41.3.

41.2                        The Buyer shall at the request of the Warrantors require the Auditors to determine (as experts and not as arbitrators and at the expense of the Warrantors) whether any Taxation Liability (or the Event giving rise to such Taxation Liability or the discharge of it) which has resulted in any sum having been paid or becoming payable by the Warrantors under the Tax Covenant or for breach of any Tax Warranty has given rise to a Relief which would not otherwise have arisen, and:

(a)                                 a liability of the Company to make an actual payment or increased payment of Taxation has been satisfied or avoided in whole or in part by the use of that Relief; or

(b)                                 a right to a repayment of Taxation has arisen as a result of the use of that Relief;

and, if the Auditors so determine, the amount by which that liability has been satisfied or avoided or an amount equal to the amount of that repayment (as the case may be) shall be dealt with in accordance with paragraph 41.3.

41.3                        Where it is provided under paragraph 41.1 or 41.2 that any amount is to be dealt with in accordance with this paragraph 41.3:

(a)                                 the amount shall first be set off against any payment then due from the Warrantors under the Tax Covenant or for breach of any Tax Warranty;

(b)                                 to the extent there is an excess, then in a case of a repayment of Taxation only, a refund shall be made to the Warrantors, within 5 Business Days of the Auditors determination referred to in paragraph 41.1 or 41.2 (as appropriate), of any previous payment made by the Warrantors under the Tax Covenant or for breach of any Tax Warranty and not previously refunded under this paragraph up to the amount of such excess; and

(c)                                  to the extent that the amount referred to in paragraph 41.3(a) and/or the excess referred to in paragraph 41.3(b) is not exhausted thereunder, the remainder of that amount and/or excess shall be carried forward and set off against any future payment which becomes due from the Warrantors under the Tax Covenant or for breach of any Tax Warranty.

41.4                       Where such determination by the Auditors as is mentioned in paragraph 41.1 or 41.2has been made, the Warrantors or the Buyer may request the Auditors to review such determination (at the expense of the person making the request) in the light of all relevant circumstances, including any facts which have become known only since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

41.5                        If the Auditors determine under paragraph 41.4 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 41.1 or 41.2, as the case may be, in place of the amount originally determined and such adjustment (if any) as may be required by virtue of such substitution shall forthwith be made by the Warrantors to the Buyer or, as the case may be, by the Buyer to the Warrantors.

42                                  Recovery from third parties

42.1                        If the Warrantors have made, or are liable to make, a payment to the Buyer under the Tax Covenant or for breach of any Tax Warranty and any member of the Buyer’s Group is entitled to recover from any third party (including any Taxation Authority) any sum in consequence of any Event to which the payment made by, or liability of, the Warrantors relates the Buyer shall and shall procure that the relevant member of the Buyer’s Group shall use all reasonable endeavours to effect such recovery.

42.2                        To the extent that the Warrantors have made a payment to the Buyer in respect of the matter to which such recovery relates, the Buyer covenants with the Warrantors to pay to the Warrantors an amount equal to the lesser of (i) the amount paid by the Warrantors to the Buyer in respect of the matter to which such recovery relates and (ii) any sum referred to in paragraph 42.1 (including any interest or repayment supplement) which the relevant member of the Buyer’s Group actually recovers net of any Taxation thereon (whether or not pursuant to any action requested under paragraph 42.1) less any costs, fees or expenses incurred by the Buyer in respect of the matter in question within 10 Business Days of recovering any such sum. To the extent that the Warrantors have not made a payment to the Buyer in respect of the matter to which such recovery relates, an amount equal to the sum referred to in (ii) shall be offset against, and shall reduce pro tanto, the liability of the Warrantors to make such payment.

43                                  Appeals and conduct of claims

43.1                        If the Buyer or the Company (or any of their officers, employees or agents) becomes aware of a Claim which could give rise to a liability of the Warrantors under the Tax Covenant or in respect of the Tax Warranties, the Buyer shall or shall procure that the Company shall as soon as reasonably practicable give written notice of the Claim to the Warrantors and, in any event, where a statutory or other time limit is applicable for responding to or appealing against the Claim or to any assessment, notice, demand or other document issued (or deemed to be issued) or action taken which constitutes the Claim, the Buyer shall give written notice of the Claim to the Warrantors at least 21 days prior to the expiry of such time limit or, if later, 5 days after the Buyer becomes aware of the Claim.  Such written notice shall, so long as it is reasonably practicable for them to do so, include an estimate of the liability of the Warrantors under the Tax Covenant or in respect of the Tax Warranties in respect of such Claim, the basis of calculation of that estimate and such reasonable details of the Claim as are then available to the Buyer or the Company.

43.2                       The Buyer shall, and shall procure that the Company shall, take such action which is reasonable to appeal, compromise, protest against, mitigate, reduce, avoid, dispute, resist or compromise the Claim and make available such documents, information and assistance in connection with the Claim as the Warrantors may by written notice reasonably request provided the Warrantors shall indemnify the Buyer and the Company against all reasonable costs and expenses (including any additional Tax) which the Buyer or the Company properly incurs as a result of taking such action or providing such information and assistance.

43.3                        The Warrantors may elect to have any action referred to in paragraph 43.2 conducted by professional advisers acting in the name of the Company but reporting to the Warrantors in which event the provisions of paragraph 43.4 shall apply.

43.4                        The Warrantors hereby undertake to the Buyer to:

(a)                                 keep the Buyer fully and promptly informed of all matters relating to the action and promptly deliver to the Buyer copies of all correspondence relating to the action;

(b)                                 permit a representation of the Buyer to attend any meeting with a Taxation Authority;

(c)                                  obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to the content and sending of written communications relating to the action to a Taxation Authority; and

(d)                                 obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to:

(i)                                     the settlement or compromise of the Claim which is the subject of the action; and

(ii)                                  the agreement of any matter in the conduct of the action which is likely to affect the amount of the Claim or the future Taxation liability of the Company.

43.5                       The Buyer shall not be obliged to procure that the Company take any action under this paragraph 43 which involves contesting any matter beyond the first appellate body (excluding the Taxation Authority which has or shall have made the Claim in question) unless the Warrantors furnish the Buyer with the written opinion of Counsel acceptable to all parties of at least ten years call who is experienced in the subject matter of the Claim to the effect that an appeal in respect of the matter in question is more likely than not to succeed.

43.6                        Subject to paragraph 6.7, the Buyer shall procure that no Claim is settled or otherwise compromised without the Warrantors’ prior written consent (not to be unreasonably withheld or delayed) and the Buyer shall, and shall procure that the Company will, not submit any written communications relating to the Claim to a Taxation Authority where the Buyer is aware that the effect of submitting such communication could increase a claim under this schedule or in respect of the Tax Warranties, without the prior written approval of the Warrantors (not to be unreasonably withheld or delayed) to the content and sending of such communication.

43.7                        If the Warrantors do not request the Buyer to take any appropriate action within 30 days of receipt of notice given to them in accordance with paragraph 43.1, the Buyer shall be free to satisfy or settle the relevant Claim on such terms as it may think fit.

44                                  Disputes

44.1                        In the event of any dispute under paragraph 40, 41, 42, 43 or 45 of this schedule, such dispute shall at the election of either/any party be determined by the Independent Expert (acting as expert and not as arbitrator) and in the absence of manifest error his determination shall be conclusive and binding on the parties. The proper charges and disbursements of the Independent Expert shall be paid and borne on each occasion by the parties concerned in such proportions as the Independent Expert may in his absolute discretion consider fair and reasonable.

44.2                        If either party is dissatisfied with any determination of the Auditors, the matter shall be referred to the Independent Expert for determination in accordance with the provisions of paragraph 44.1.

45                                  Taxation Computations

45.1                        The Buyer covenants with the Warrantors:

(a)                                 to keep the Warrantors and their duly authorised agents informed of all matters relating to the submission, negotiation and agreement of corporation tax returns and computations of the Company for all accounting periods ended on or prior to the Accounts Date;

(b)                                 that no such computations or returns nor any material correspondence pertaining to the negotiations or agreement of such computations or returns shall be transmitted to any Taxation Authority without first being submitted to the Warrantors or their duly authorised agents for their reasonable comments and for their approval and shall only finally be submitted or transmitted to the relevant Tax Authority on the receipt of the written approval of the Warrantors or their duly authorised agents, such approval not to be unreasonably withheld or unreasonably delayed.

45.2                        The Buyer shall be obliged to procure that the Company makes or gives any returns, claims, elections, surrenders and consents in relation to Taxation,  to the extent it was assumed any such return, claim, election, surrender or consent would be made or given in computing any provision for Tax which appears in the Locked Box Accounts (or in eliminating any provision which would have so appeared) and which the Warrantors have (whether before, on or after Completion) notified in writing to the Buyer are required to be made.

45.3                        The Warrantors shall provide the Buyer, at the expense of the Company with all such documents and information (including, without limitation, access to books, accounts and records), as the Buyer may reasonably require, in connection with its obligations pursuant to this paragraph 45.

45.4                        In respect of the accounting period of the Company commencing prior to Completion and ending after Completion (Straddle Period) the Buyer shall procure that the corporation tax returns of the company shall be prepared on the basis which is consistent with the manner in which corporation tax returns of the Company are or have been prepared for all accounting periods ended prior to Completion so far as legally permissible.

45.5                        The Buyer shall procure that the Company keeps the Warrantors fully informed of the Taxation affairs of the Company in respect of the Straddle Period and shall provide the Warrantors with copies of all relevant documents and shall not submit any correspondence or submit or agree any return or computation for such period, to any Taxation Authority without giving the Warrantors a reasonable opportunity to make representations thereon and without the written consent of the Warrantors (such consent not to be unreasonably withheld or delayed).

46                                  Buyer’s Covenant

46.1                        The Buyer covenants with the Sellers to pay to the relevant Seller(s) an amount equal to any Actual Taxation Liability of that Seller or of any company which is under the control of that Seller at any time after Completion (and any reasonable third party costs and expenses reasonably incurred by the Seller or that company in relation to such Actual Taxation Liability or in making any claim under this paragraph 46.1), where such Actual Taxation Liability:

(a)                                 arises as a result of the failure by the Company to discharge after Completion an Actual Taxation Liability for which the Company is primarily liable and which is not within the Tax Covenant; or

(b)                                 arises as a result of the Company paying after Completion an abnormal amount by way of dividend (within the meaning of section 740 CTA 2010) in the circumstances specified in section 736 CTA 2010.

46.2                       If the Buyer becomes liable to make a payment under paragraph 46.1, the Buyer shall pay such amount in cleared immediately available funds on or before the later of the date 2 Business Days before that Actual Taxation Liability is finally due and payable and the date 2 Business Days after the date of written demand on the Buyer by the relevant Seller.

46.3                        The provisions of paragraph 3.2 of part 2 shall apply to payments under this paragraph 46 as it applies to payments under the Tax Covenant as if references therein to the “Buyer” are references to the “Warrantors” and references to the “Warrantors” are references to the “Buyer”

Part 2- Taxation Covenant

47                                  Covenant by the Warrantors

47.1                        Subject to the provisions of part 1 of this schedule 9 and of schedule 5 (to the extent expressed to be relevant to claims under the Tax Covenant), the Warrantors hereby covenant with the Buyer to pay to the Buyer an amount equal to:

(a)                                 any Actual Taxation Liability of the Company arising as a result of:

(i)                                     an Event occurring on or before Completion;

(ii)                                  any income, profits or gains earned, accrued or received on or before or in respect of any period ended on or before the date of Completion;

(iii)                               the payment of the Settlement Sum (as defined in the Minority Settlement Agreement);

(b)                                 any Deemed Taxation Liability;

(c)                                  any Actual Taxation Liability of the Company in respect of inheritance tax which:

(i)                                     is at Completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Company; or

(ii)                                  after Completion becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Company being an Actual Taxation Liability arising as a result of the death of any person within seven years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets could, if the death had occurred immediately before Completion and the inheritance tax payable as a result thereof had not been paid, have existed at Completion; or

(iii)                               arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company; or

(d)                                 any Tax for which the Company is liable which would not have arisen but for the failure of any company (other than any member of the Buyer’s Group or any other company falling within the definition of the Company) which at any time before Completion was a member of the same group of companies as, or was otherwise associated with, the Company (in each case for the purposes of the Tax in question) to discharge a liability for Tax for which it is primarily liable; or

47.2                        any reasonable third party costs, fees and expenses reasonably incurred by the Buyer or the Company as a result of any Actual Taxation Liability or any Deemed Taxation Liability in respect of which the Warrantors are liable pursuant to paragraph 47.1 or in successfully taking any action under the Tax Covenant.

48                                  Payment

48.1                        If the Warrantors are or become liable to make a payment under the Tax Covenant in respect of:

(a)                                 an Actual Taxation Liability, the Warrantors shall pay such amount on or before the date 5 Business Days after the date of written notice from the Buyer to the Warrantors of the amount which the Warrantors are required to pay and requesting payment or, if later, the date 5 Business Days before the date on which the Actual Taxation Liability in question is due for payment;

(b)                                 a Deemed Taxation Liability, the Warrantors shall pay such amount by the later of 5 Business Days after the date of written notice from the Buyer to the Warrantors of the amount which the Warrantors are required to pay and requesting payment, and:

(i)                                     in the case of a Set Off Liability, 5 Business Days before the date on which the Actual Taxation Liability referred to in the definition of that term would otherwise have become due for payment;

(ii)                                  in the case of an Unavailable Relief Liability, 5 Business Days before the date on which the Actual Taxation Liability referred to in the definition of that term is actually due for payment; or

(iii)                               in the case of an Unavailable Repayment Liability, the date on which the repayment of Taxation would have been made but for that unavailability; or

(c)                                  any amount within paragraph 47.2 the Buyer will notify the Warrantors in writing of such amount specifying details of the services for which those costs, interest, fees and expenses were incurred and the circumstances in which they were obtained and the Warrantors shall pay such amount on or before the date 5 Business Days after the date of such notice.

48.2                        Sums not paid by the Warrantors on the dates specified in paragraph 48.1 shall bear interest (which shall accrue from day to day after, as well as before, judgment at the base rate from time to time of Barclays Bank plc) from the date following the specified date up to and including the day of actual payment of such sums.

49                                  Tax on payments by Warrantors

49.1                        The Warrantors shall be entitled to deduct or withhold from any payment made under the Tax Covenant or for breach of any Tax Warranty any deduction or withholding (whether in respect of Taxation or otherwise) required by law.

49.2                        If any amount paid to the Buyer under the Tax Covenant is subject to Taxation, the Warrantors covenant to pay to the Buyer such further sum as will ensure that the Buyer receives and retains a net amount (after taking into account such Taxation) equal to the full amount which it would have received and retained had the payment in question not been subject to Taxation, provided that the Warrantors shall not be obliged to pay such additional amount if the payment received by the Buyer is subject to Taxation as a result of any act or omission of the Buyer or the Company occurring after Completion which causes the payment to fall outside the scope of the HM Revenue & Customs’ Extra Statutory Concession D33 or otherwise becomes subject to Taxation.

Part 3- Taxation Warranties

50                                  Post Accounts Date

Since the Accounts Date:

(a)                                 no accounting period (as defined in Chapter 2, Part 2 CTA 2009) of the Company has ended as referred to in section 10(1) CTA 2009;

(b)                                 the Company has not paid any Taxation after its due date for payment and is not liable for any Taxation the due date for payment of which has passed;

(c)                                  the Company has not declared or paid any dividend or made any other distribution for the purposes of any Taxation.

51                                  Compliance

51.1                        There is no dispute between the Company and any Taxation Authority, the Company is not the subject of an investigation, audit or review by any Taxation Authority and as far as the Warrantors are aware there are no facts which are likely to give rise to any such dispute, investigation, audit or review.

51.2                        Within the last 6 years the Company has paid all Taxation for which it was liable and the Company is not and has not at any time within the 6 years prior to the date hereof been liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxation in excess of £1,000 and as far as the Warrantors are aware there are no facts which are likely to cause it to become liable to pay any such penalty, fine, surcharge, interest or similar amount.

51.3                        Within the last 6 years, the Company has duly and punctually complied with all its obligations to deduct and withhold Taxation from payments made by it and to account for such Taxation to any Taxation Authority.

51.4                        Within the last 6 years, all notices, computations, returns and information in relation to Tax which ought to have been given, made or submitted by the Company to a Tax Authority, have been properly and duly given, made or submitted and are true and materially accurate. The Company has maintained all records in relation to Taxation as it is required to maintain.

52                                  Close companies

52.1                       The Company is not and has never been a close investment holding company within the meaning of section 34 CTA 2010.

52.2                        The Company has not at any time:

(a)                                 made or agreed to make any loan or advance which loan or advance remains outstanding or effected or agreed to effect any transaction within sections 455 or 460 to 463 CTA 2010 or section 375 CTA 2009 since the Accounts Date released or written off or agreed to release or write off the whole or any part of any such loan or advance; or

(b)                                 made a transfer of value within the provisions of section 94 IHTA; or

(c)                                  made or agreed to make any distribution within sections 1064 to 1067 and 1069 CTA 2010.

53                                  Distributions and payments

53.1                        No distribution (within the meaning of sections 1119 and 1022 CTA 2010) has been made by the Company during the 6 years ended on the Accounts Date (except as provided in the Accounts).

53.2                        The Company has not made or received any exempt distribution within the meaning of section 1075 CTA 2010, and has at no time been a relevant company in relation to an exempt distribution for the purposes of that section or concerned in an exempt distribution for the purposes of section 1086 CTA 2010.

53.3                        The Company has not at any time received a capital distribution to which section 189 TCGA could apply.

53.4                        The Company has not on or after 6 April 1965:

(a)                                 repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

(b)                                 capitalised or agreed to capitalise in the form of shares or debentures, any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than for new consideration (as defined in section 1115 CTA 2010).

54                                  Employee benefits

54.1                        The Disclosure Letter contains full details of all long-term incentive plans, share option schemes and share incentive plans established by the Company (whether or not approved by HM Revenue and Customs under the provisions of chapters 6, 7 or 8 of part 7 of ITEPA) and  profit sharing schemes established by the Company (whether or not approved by HM Revenue & Customs under the provisions of schedule 9 ICTA) and of all bonus or profit related pay schemes established by the Company.

54.2                        The Company has not established a qualifying employee share ownership trust within the meaning of section 74 and schedule 5 FA 1989.

55                                  Group transactions

55.1                        The Company is not liable to make any payment (to any person other than another company falling within the definition of the Company) for any Group Relief (or any similar relief between group members) or a Refund surrendered or to be surrendered to it and there are no amounts due or which may become due to the Company (from any person other than another company falling within the definition of the Company) in respect of the surrender of any Group Relief (or any similar relief between group members) or a Refund.  The Company is not liable to surrender (to any person other than another company falling within the definition of the Company) any Group Relief (or any similar relief between group members) or a Refund under those provisions.  There are no arrangements whereby the Company may become liable to repay (to any person other than another company falling within the definition of the Company)

any sums paid to it for the surrender of any Group Relief (or any similar relief between group members) or a Refund.

55.2                        The Company has not within the last 6 years:

(a)                                 acquired any capital asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA;

(b)                                 been the subject of or otherwise involved in any agreements as are referred to in sections 154 or 155 CTA 2010;

(c)                                  acquired an asset as trading stock from a member of the same group where the asset did not form part of the trading stock of any trade carried on by the other member, as mentioned in section 173(1) TCGA, or disposed of an asset which formed part of the trading stock of any trade carried on by the Company to another member of the same group which acquired the asset otherwise than as trading stock of a trade carried on by the other member, as mentioned in section 173(2) TCGA; and

(d)                                 been, and there are no circumstances by virtue of which the Company could be, assessed or charged to corporation tax by virtue of the provisions of section 190 TCGA and is not entitled to recover or liable to have recovered from it any sums pursuant to any of those sections.

56                                  Residence and offshore interests

56.1                        The Company is and has at all times been resident in the United Kingdom for Tax purposes and is not and has not been treated as resident or as having a branch or permanent establishment in any other jurisdiction for any Taxation purpose (including under any double taxation treaty or agreement).

56.2                        The Company is not liable for any Taxation as the agent or Tax representative of any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any Taxation purposes.

56.3                        The Company does not and has at no time owned a beneficial interest in the capital of a company which is resident outside the United Kingdom and which would be a close company if it were resident in the United Kingdom, in circumstances such that a chargeable gain accruing to that other company could be apportioned to the Company under section 13 TCGA.

57                                  IHT Non Arm’s length transactions

57.1                        There is no outstanding HM Revenue & Customs charge (as defined in section 237 IHTA) over any asset of the Company or over any of the Shares and there are no circumstances in which such a charge could arise.

57.2                        There are in existence no circumstances by virtue of which any such power as is mentioned in section 212 IHTA could be exercised in relation to any asset of the Company or to any of the Sale Shares or by virtue of which any such power could be exercised but for the provisions of section 204(6) IHTA.

57.3                        The Company has not been a party to associated operations in relation to a transfer of value within the meaning of section 268 IHTA.

57.4                        The Company has not received any asset by way of gift as mentioned in section 282 TCGA.

57.5                        No expenditure incurred by the Company on the acquisition of any shares is liable to be reduced under the provisions of section 125 TCGA.

58                                  VAT

58.1                        The Company is duly registered for the purposes of VATA.  Such registration is not subject to any conditions imposed by or agreed with the Commissioners of HM Revenue and Customs.  Within the last 6 years, the Company has complied in all material respects with VATA and all orders, provisions, directions or other conditions made or imposed thereunder or under any other law relating to VAT.

58.2                        The Company is not and has never been a member of a group for the purpose of section 43 VATA.

58.3                        No direction has been issued to the Company or the representative member of any group of which it was a member under schedule 9A VATA and there are no circumstances in which such a direction could be issued.

58.4                        The Company has not within the six years ending on the date of this Agreement been served by HMRC with any notice under part 3, schedule 24 Finance Act 2007 or any surcharge liability notice under section 59 VATA or been issued with any written warning under section 76(2) VATA.

58.5                       Full details of all options to tax made by the Company or a relevant associate of it (within the meaning of paragraph 3, schedule 10 VATA) pursuant to paragraph 2, schedule 10 VATA and real estate elections made by the Company or a relevant group member of it (within the meaning of paragraph 21(12), schedule 10 VATA) are set out in the Disclosure Letter and there are no circumstances in which a supply relating to the grant of an interest in right over a licence to occupy any land or building or any part of any land or building comprised within such an election could be other than a taxable supply by virtue of paragraph 12, schedule 10 VATA or otherwise.

58.6                        No asset of the Company is a capital item the input tax on which may be subject to adjustment in accordance with the provisions of Part 15 of the Value Added Tax Regulations 1995.

58.7                        The Company has not registered, and is not required to register, for VAT purposes (or for the purposes of any similar tax on added value or turnover) in any country other than the United Kingdom.

59                                  Insurance premium tax

59.1                        The Company is not nor has ever been an insurer (as defined by section 73 FA 1994) or a taxable intermediary (as defined by section 52A FA 1994) for the purposes of insurance premium tax.

59.2                        The Company is not liable for nor to account for any amount in respect of insurance premium tax.

60                                  Stamp duty, stamp duty reserve tax and Stamp duty land tax

60.1                        All documents which confer any right or title upon the Company to which the Company was a party which attract stamp or transfer duty in the United Kingdom or elsewhere have been duly stamped.

60.2                        The Company has not been party to any transaction whereby the Company is or could become liable to or to account for stamp duty reserve tax.

60.3                        The Company has duly paid any stamp duty land tax which it has been required to pay.

60.4                        Paragraphs 45 to 47 (inclusive) of schedule 5 FA 1996 apply or could apply.

61                                  General

61.1                        The Company is not, nor so far as the Warrantors are aware will it become as a result of Events occurring prior to Completion, liable to Taxation chargeable primarily on any other company (not being the Company or any member of the Buyer’s Tax Group).

61.2                        So far as the Warrantors are aware no transactions or arrangements involving the Company with any person (not being the Company or any member of the Buyer’s Tax Group) have taken place in the last 6 years which are such that any provision relating to transfer pricing is likely to be invoked by a relevant Tax Authority in relation to them.

61.3                        Within the last 6 years, so far as the Warrantors are aware, the Company has not entered into arrangements or transactions (or a series of arrangements or transactions) the main purpose, or one of the main purposes, of which was the avoidance of Tax.

61.4                        So far as the Warrantors are aware, neither entering into this Agreement nor Completion will cause the Company to lose any Relief or allowances (which are Accounts Reliefs) granted or otherwise available to it.

Schedule 10

Loan note amounts

Name	Number and class of Loan Notes
FIS Nominee Limited	9,726.05 A Loan Notes 7,411.19 B Loan Notes
ISIS Equity Partners III GmbH and Co. Beteiligungs KG	286060.16 A Loan Notes 217,975.75 B Loan Notes
ISIS Equity Partners III LP	5,454,213.79 A Loan Notes 4,156,071.13 B Loan Notes
Keith Pacey	250,000 A Loan Notes 190,498.18 B Loan Notes
Andrew Beaton	8,463.18 C Loan Notes
John Drinkwater	33,852.68 C Loan Notes
The Evolution Group Plc	185,186.94 C Loan Notes
Sion Kearsey	33,852.68 C Loan Notes
The 181 Fund Limited	88,184.26 C Loan Notes
John Gunn and James Mackintosh	169,263.44 C Loan Notes
Paul William Beck	1,594,014.73 D Loan Notes
Verran Townsend	231,860.67 D Loan Notes
R A Beck Settlement	422,285.69 D Loan Notes
Benjamin Parr Dixon	434,053.66 D Loan Notes
Nick Kennedy	17,621.43 K Loan Notes
Timothy Michael Borthwick	945,710.25 G Loan Notes
The Gunn Family Charitable Trust	10,302.38 C Loan Notes
39,697.62 G Loan Notes

Schedule 11

Part 1- General Escrow Provisions

Any obligation stated to be an obligation of the Company in this schedule 11 shall, prior to Completion be deemed to be an obligation of the Sellers to procure compliance by the Company of such obligation and immediately following Completion be deemed to be an obligation of the Buyer to procure compliance by the Company of such obligation .

1                                         If there is any conflict between the provisions of this Agreement and the provisions of the Escrow Agreement the Buyer and the Warrantors agree that as between themselves the provisions of this Agreement shall prevail.

2                                         The Warrantors, the Buyer and the Company shall ensure that all rights to the Retention Account remain free from any Security Interest except as set out in this Schedule 11 or otherwise pursuant to this Agreement, the Put Option Sale Agreement or the Escrow Agreement.

3                                         The costs of the Escrow Agent relating to opening, closure and operation of the Retention Account shall be borne by the Buyer.

4                                         The Buyer, the Warrantors and the Company shall promptly give all necessary instructions and notifications to the Escrow Agent and do all acts and things reasonably required to ensure that the Retention Account and the principal monies and interest standing to its credit are administered in accordance with the provisions of this Agreement, the Put Option Sale Agreement and the Escrow Agreement and shall procure that the Escrow Agent is not required to and does not take any action with respect to the Retention Account except on the joint written instructions of the Buyer, the Company and the Warrantors.

Part 2- Escrow Arrangements in Respect of the Deposit

5                                         On Completion, the Warrantors, the Buyer and the Company shall jointly instruct the Escrow Agent to pay the Deposit (less any applicable bank charges), to the Sellers’ Solicitors Account for the account of the Sellers and Minority Sellers, towards satisfaction of the Buyer’s obligations pursuant to paragraph 3(c) of Schedule 3 of this Agreement. The Warrantors, the Buyer and the Company shall jointly instruct the Escrow Agent to pay any interest earned on the Deposit to the Buyer’s Solicitors Account for the account of the Buyer.

6                                        If Completion does not occur on the Completion Date due to the failure of the Buyer to fulfil its obligations under paragraph 3 of Schedule 3 of this Agreement (but subject to clause 5.3 of this Agreement), the Warrantors, the Buyer and the Company will jointly instruct the Escrow Agent to pay the full amount standing to the credit of the Retention Account (less any applicable bank charges) to the Sellers’ Solicitors Account for the account of the Sellers and Minority Sellers.

7                                         If Completion does not occur on the Completion Date due to the failure of the Sellers to fulfil their pre-completion obligations under this Agreement or if this Agreement is terminated under clause 5.3 of this Agreement, the Buyer, the Warrantors and the Company will jointly instruct the Escrow Agent to pay the full amount standing to the credit of the Retention Account (less any applicable bank charges) to the Buyer’s Solicitors Account for the account of the Buyer.

Part 3- Other Escrow Arrangements

8                                         The Retention Sum may be used towards satisfaction of any liabilities of the Sellers or the Warrantors for any Claim, Locked Box Claim or claim under this Agreement or the Put Option Sale Agreement provided that:

(a)                                 the Buyer shall give at least 5 Business Days’ prior written notice of such intention to the Warrantors; and

(b)                                 the amount of the Claim or Locked Box Claim and the liability of the Sellers or the Warrantors (as the case may be) for that claim shall have been (i) agreed between the Buyer and the Warrantors or (ii) finally determined or finally adjudged by an expert, arbitrator or mediator appointed by the parties or by a court of law.

9                                         Subject to paragraphs 3 and 4 below, the Warrantors, the Buyer and the Company shall jointly instruct the Escrow Agent to pay the full amount standing to the credit of the Retention Account (less any applicable bank charges) to the Sellers’ Solicitors Account for the account of the Warrantors within 5 Business Days of the end of the Retention Period.

10                                  If at the end of the Retention Period the Buyer has given written notice of a Claim or a Locked Box Claim and the amount of, and/or liability for, the Claim or Locked Box Claim has not been (i) agreed between the Buyer and the Warrantors or (ii) finally determined or finally adjudged by an expert, arbitrator or mediator appointed by the parties or by a court of law (Undetermined Claim) the Buyer shall be entitled to have retained in the Retention Account the amount claimed by it in respect of the Undetermined Claim (or if the amount in the Retention Account is less than the amount claimed under the Undetermined Claim, all amounts in the Retention Account shall be retained), on the proviso that proceedings (including particulars of claim) in respect of such Undetermined Claim are both issued and validly served on or before the date falling six calendar months after the date upon which the  Buyer gave written notice of the Claim or Locked Box (Determination Date). If proceedings have not been issued and validly served by the Determination Date, the Warrantors shall be released from any liability to the Buyer and the Buyer shall not be able to bring any claim against the Warrantors in respect of the Undetermined Claim howsoever brought and the Company, the Buyer and the Warrantors shall jointly instruct the Escrow Agent to pay to the Sellers’ Solicitors for the account of the Warrantors the amount retained in the Retention Account in respect of such Undetermined Claim within 5 Business Days of the Determination Date.

11                                  Within 5 Business Days of the subject of any Undetermined Claim in respect of which an amount has been retained in the Retention Account being agreed between the Buyer and the Warrantors in writing or determined by way of a judgement of a court of competent jurisdiction which is not subject to appeal, the Buyer, the Company and the Warrantors shall jointly instruct the Escrow Agent to pay to the Buyer’s Solicitors Account for the account of the Buyer from the Retention Account a principal amount equal to the lesser of (a) the amount so determined or agreed to be paid to the Buyer in respect of such claim and (b) the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid).  Any balance of the Retention Sum remaining after all such claims have been so agreed or determined shall be paid to the Sellers’ Solicitors for the account of the Warrantors within 5 Business Days of the agreement or determination of the last such claim.

12                                  The interest accrued on the Retention Sum (or any part of it) whilst in the Retention Account shall be credited to the Retention Account and, in relation to any payment made from the Retention Account pursuant to this Agreement, accrued interest shall follow the principal monies and shall be paid to the Sellers or the Buyer (as the case may be) at the same time as payment of the corresponding principal.

Schedule 12

Pre-Completion covenants

1.                                      Each Group Company will, save as expressly set out in this Agreement or contemplated by the other Transaction Documents including without limitation the Debt Capitalisation Documents, the Pre-Completion Dividend Documents or the Minority Settlement Agreement or with the prior written consent of the Buyer:

1.1                               carry on its business in the ordinary and usual course so as to ensure the same as a going concern;

1.2                               not make any material change to the nature and scope of its business as carried on immediately before the date of this Agreement;

1.3                               not dispose of, create, allot, issue, acquire, reduce, repay or redeem any share or loan capital or other securities or the whole or any part of its undertaking or agree, arrange or undertake to do any of those things, or acquire or agree to acquire, or dispose of or agree to dispose of, an interest in an undertaking;

1.4                               not declare, make or pay any dividend or distribution;

1.5                               not acquire or dispose of, or agree to acquire or dispose of, an asset or right with a fair market value in excess of £75,000 or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) in an amount in excess of £75,000 unless committed to do so prior to the date of this Agreement or in accordance with the business plan currently in force;

1.6                               not pass a shareholders’ resolution;

1.7                               not change any rights attaching to, create any options over, grant any rights to acquire, transfer or approve any transfer of, or create any Encumbrance over any shares in any Group Company;

1.8                               not enter into any agreement or arrangement with any of the Sellers, Minority Sellers or Warrantors or any of their connected persons;

1.9                               not change the use of the Properties or vary the terms on which it holds or occupies any of the Properties;

1.10                        not amend the terms of employment of any employee of a Group Company whose basic annual salary is in excess of £50,000;

1.11                        not terminate the employment of any employee of any Group Company whose basic annual salary is in excess of £50,000 other than for reasons amounting to gross misconduct or employ any person whose basic annual salary is in excess of £50,000 other;

1.12                        other than as a result of an annual pay review in the ordinary and usual course which results in a pay increase of no more than 5% and/or the award of any bonus in accordance with the terms of those bonus schemes set out in the Disclosure

Documents, amend the remuneration of or benefits received by employees of any Group Company or amending such employees’ terms and conditions of employment;

1.13                        not enter into any agreement with trade unions;

1.14                        not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing other than in respect of the financing of assets in the ordinary course of business;

1.15                        not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation (other than another Group Company);

1.16                        not create, extend, grant, issue, redeem or dispose of or amend any existing, or enter into or create any new, Security Interest over its assets (including the Properties or any interest in the Properties) or business, except for liens arising in the usual and ordinary course of its business;

1.17                        not make any loan to any person or grant any financial facility or assistance (other than employees or another Group Company in respect of ordinary course expenses);

1.18                        not start any litigation or arbitration or other legal proceedings which would not reasonably be expected to be settled for less than £25,000 other than for the collection of debts in the ordinary course of business;

1.19                        not compromise, settle, release, discharge or compound any litigation or arbitration proceedings or a material liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings, in each case with a value in excess of £25,000;

1.20                        continue, without amendment, each of its insurance policies in place as at the date of this Agreement;

1.21                        not surrender to any person (other than another Group Company) any losses by way of group relief, settle or compromise any material non-routine dispute relating to Tax, make any election or give any notice in relation to Tax which were not assumed in preparing the Accounts or file any Tax return or computation save to the extent necessary to comply with any time limit;

1.22                        not enter into any agreement concerning the use or occupation any other land or building other than the Properties;

1.23                        not grant any third party any contractual right to enter into occupation of the whole or any part of the Properties;

1.24                        not to enter into any negotiations with any landlord (or landlord’s representative) with regard to the reviewing of rent under any lease;

1.25                        not enter into any legally binding agreement to occupy any other land or building other than the Properties;

1.34                        not make any change to its accounting policies or principles.

Schedule 13

Permitted Payments

Signed on behalf of Isis Equity )
Partners III LP by its manager Isis EP LLP )
by Mark Turner )
)	/s/ Mark Turner

Signed on behalf of ISIS Equity )
Partners lII GmbH and Co. Beteiligungs KG )
by its manager Isis EP LLP )
by Mark Turner )
)	/s/ Mark Turner

Signed on behalf of FIS Nominee Limited )
by Mark Turner )
)	/s/ Mark Turner

Signed by Anthony Bailey )
)	/s/ Keith Pacey (through Power of Attorney)

Signed by Christopher Metcalfe )
)	/s/ Keith Pacey (through Power of Attorney)

Signed by Keith Pacey )
)	/s/ Keith Pacey (through Power of Attorney)

Signed by Nicholas Parums )
)	/s/ Keith Pacey (through Power of Attorney)

Signed by Nicola Beamish )
)	/s/ Nicola Beamish

Signed by Mark Bates )
)	/s/ Keith Pacey (through Power of Attorney)

Signed by David Walters )
)	/s/ Keith Pacey (through Power of Attorney)

Rachael Beck (in her capacity as trustee of	/s/ Keith Pacey (through Power of Attorney)
the R A Beck Settlement)	(attorney’s signature)
by her attorney
Keith Pacey

Paul Beck (in his capacity as trustee of the R	/s/ Keith Pacey (through Power of Attorney)
A Beck Settlement)	(attorney’s signature)
by his attorney
Keith Pacey

Paul Beck (in his capacity as an individual	/s/ Keith Pacey (through Power of Attorney)
shareholder)	(attorney’s signature)
by his attorney
Keith Pacey

Timothy Borthwick	/s/ Keith Pacey (through Power of Attorney)
by his attorney	(attorney’s signature)
Keith Pacey

Benjamin Dixon	/s/ Keith Pacey (through Power of Attorney)
by his attorney	(attorney’s signature)
Keith Pacey

Verran Townsend	/s/ Keith Pacey (through Power of Attorney)
by his attorney	(attorney’s signature)
Keith Pacey

Mark Tallis	/s/ Keith Pacey (through Power of Attorney)
by his attorney	(attorney’s signature)
Keith Pacey

Signed on behalf of	/s/ Leo Vannoni
SGS Netherlands Investment Corporation
B.V.
by Leo S. Vannoni